EXHIBIT 99.1

FELDMAN FINANCIAL ADVISORS, INC.

1725 K STREET, NW * SUITE 205 WASHINGTON, DC 20006 202-467-6862 (FAX) 202-467-6963

ViewPoint Bank Plano, Texas Conversion Valuation Appraisal Report Valued as of March 31, 2006 Prepared By Feldman Financial Advisors, Inc. Washington, D.C.

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FELDMAN FINANCIAL ADVISORS, INC.

1725 K STREET, NW * SUITE 205 WASHINGTON, DC 20006 202-467-6862 (FAX) 202-467-6963

March 31, 2006

Board of Directors
ViewPoint Bank
1309 W. 15th Street
Plano, Texas 75075

Members of the Board:

       At your request, we have completed and hereby provide an independent appraisal (the "Appraisal") of the estimated pro forma market value of ViewPoint Bank (the "Bank") on a fully converted basis as of March 31, 2006 in conjunction with the Bank's reorganization (the "Reorganization") from a mutual savings bank to the mutual holding company form of ownership. Pursuant to the Reorganization, the Bank will become a federal stock savings bank subsidiary of ViewPoint Financial Group (the "Company"). The Company will be a majority-owned subsidiary of ViewPoint MHC and offer 45.0% of its outstanding shares of common stock for sale in a subscription and community offering (the "Stock Offering") to eligible depositors, the employee stock ownership plan, and certain members of the general public. The Appraisal is furnished pursuant to the filing by the Bank of the Application for Approval of Mutual Holding Company Reorganization (the "Application") with the Office of Thrift Supervision ("OTS").

       Feldman Financial Advisors, Inc. ("Feldman Financial") is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Bank that included discussions with the Bank's management, the Bank's legal counsel, Silver, Freedman & Taff, L.L.P., and the Bank's independent auditor, Crowe Chizek and Company LLC. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

       We also reviewed, among other factors, the economy in the Bank's primary market area and compared the Bank's financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

       The Appraisal is based on the Bank's representation that the information contained in the Application and additional evidence furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditor, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
ViewPoint Bank
March 31, 2006
Page Two

       It is our opinion that, as of March 31, 2006, the estimated pro forma market value of the Bank on a fully converted basis was within a range (the "Valuation Range") of $157,250,000 to $212,750,000 with a midpoint of $185,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $244,662,500. As part of the Stock Offering, the Bank will offer common stock equal to 45.0% of the aggregate pro forma market value for sale in a subscription and community offering. Thus, assuming an offering price of $10.00 per share of common stock, the Bank will offer a minimum of 7,076,250 shares, a midpoint of 8,325,000 shares, a maximum of 9,573,750 shares, and an adjusted maximum of 11,019,813 shares. The aggregate pro forma market value of the common stock sold in the Stock Offering will range from $70,762,500 at the minimum and $83,250,000 at the midpoint to $95,737,500 at the maximum and $110,098,130 at the adjusted maximum.

       Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank's pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

       The valuation reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank's operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted, Feldman Financial Advisors, Inc. /s/ Trent R. Feldman Trent R. Feldman President /s/ Peter W. L. Williams Peter W. L. Williams Principal

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FELDMAN FINANCIAL ADVISORS, INC.

I	Background of Feldman Financial Advisors, Inc.	I-1
II-1	Statement of Financial Condition	II-1
II-2	Statement of Operations	II-2
II-4	Loan Portfolio Composition	II-4
II-5	Net Lending Activity	II-5
II-3	Investment Portfolio Composition	II-3
II-6	Deposit Account Distribution	II-6
II-7	Borrowed Funds Distribution	II-7
II-8	Branch Office Network	II-8
III	Financial and Market Data for All Public Thrifts	III-1
IV-1	Pro Forma Assumptions for Full Conversion Valuation	IV-1
IV-2	Pro Forma Fully Converted Valuation Range	IV-2
IV-3	Pro Forma Fully Converted Analysis at Maximum	IV-3
IV-4	Comparative Valuation Ratio Differential: Fully Converted Valuation	IV-4
V-1	Pro Forma Assumptions for MHC Stock Offering	V-1
V-2	Pro Forma MHC Stock Offering Range	V-2
V-3	Comparative Valuation Ratio Differential: MHC Stock Offering	V-3

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FELDMAN FINANCIAL ADVISORS, INC.

LIST OF TABLES

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FELDMAN FINANCIAL ADVISORS, INC.

INTRODUCTION

       As requested, we have completed and hereby provide an independent appraisal (the "Appraisal") of the estimated pro forma market value of ViewPoint Bank (the "Bank") on a fully converted basis as of March 31, 2006 in conjunction with the Bank's reorganization (the "Reorganization") from a mutual savings bank to the mutual holding company form of ownership. Pursuant to the Reorganization, the Bank will become a federal stock savings bank subsidiary of ViewPoint Financial Group (the "Company"). The Company will be a majority-owned subsidiary of ViewPoint MHC and offer 45.0% of its outstanding shares of common stock for sale in a subscription and community offering (the "Stock Offering") to eligible depositors, the employee stock ownership plan, and certain members of the general public. The Appraisal is furnished pursuant to the filing by the Bank of the Application for Approval of Mutual Holding Company Reorganization (the "Application") with the Office of Thrift Supervision ("OTS").

       In the course of preparing the Appraisal, we reviewed and discussed with the Bank's management and the Bank's independent accountants, Crowe Chizek and Company LLC, the audited financial statements of the Bank's operations for the years ended December 31, 2004 and 2005. We also reviewed and discussed with management other financial matters of the Bank.

       Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank's primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Bank operates and assessed the Bank's relative strengths and weaknesses.

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FELDMAN FINANCIAL ADVISORS, INC.

       We examined and compared the Bank's financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Reorganization on the Bank's operating characteristics and financial performance as they relate to the estimated pro forma market value of the Bank.

       In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

       Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank's pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

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        The valuation reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank's financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

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FELDMAN FINANCIAL ADVISORS, INC.

I. BUSINESS OF VIEWPOINT BANK

General Overview

       The Bank is a federally chartered mutual savings bank that is headquartered in Plano, Texas. The Bank operates 34 full service offices, including 18 in-store locations, in the Dallas-Fort Worth metropolitan area. Prior to January 1, 2006, the Bank was a state-chartered credit union known as Community Credit Union, which was established originally in 1952. At December 31, 2005, the Bank had total assets of $1.4 billion, total deposits of $1.3 billion, and total equity of $101.2 million, or 7.09% of total assets.

       Historically, the Bank operated as a credit union and concentrated its lending efforts on the origination of direct and indirect automobile lending and other general consumer lending. In recent years, the Bank began to expand its one- to four-family and commercial real estate lending. The Bank recently converted from a credit union to a federal savings bank and adopted a Plan of Reorganization and Stock Issuance, primarily as a means to increase its capital and support its expanded lending strategy. The Bank is subject to regulation and oversight by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). The FDIC also insures the deposit accounts of the Bank to the maximum extent permitted by law. The Bank is a member of the Federal Home Loan Bank ("FHLB") of Dallas.

       ViewPoint's current business strategy is to remain an independent, community-oriented financial institution serving customers in its primary market area. The Bank's chief operating objectives are focused on maintaining profitability, a strong capital position, and high asset quality. The primary elements of the Bank's business strategies include:
  controlling operating expenses while continuing to provide quality personal service to customers;

  growing and diversifying its loan portfolio by emphasizing the origination of one- to four-family residential mortgage loans, commercial real estate loans and secured business loans, and de-emphasizing indirect automobile lending;

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  selectively emphasizing selling products and services to provide diversification of revenue sources and to capture a customer's full relationship;

  expanding its banking network by opening loan production offices and new branches, and by selectively acquiring branch offices and other financial institutions;

  enhancing its focus on core deposit, including savings and checking accounts;

  utilizing FHLB borrowings for interest rate risk management purposes; and

  maintaining a high level of asset quality.
       The Bank experienced steady growth as a credit union by offering a wide variety of products and services and benefiting from the economic expansion in its primary market area. The Bank's total assets increased substantially from $339 million at December 31, 1994 to $1.4 billion at December 31, 2004, reflecting a compound annual growth rate of 15.3%. The Bank's historical profile reflected a growing financial institution with a solid capital position, experienced and long-term management team, clearly defined business strategies, extensive familiarity with local markets, and multiple delivery channels. However, the Board of Directors and management of Viewpoint reached a determination that the credit union charter was restrictive toward the Bank's goals of expanding its real estate loan portfolio, accessing other sources of capital, and enhancing its competitive position. Consequently, effective January 1, 2006, the Bank converted from a credit union to a federal savings bank.

       Management of ViewPoint believes that the future growth of the Bank requires an increased emphasis on residential real estate and home equity lending. The Bank seeks to leverage the lending relationship with customers into opportunities to cross sell other products and services. Drawing upon its origin as a credit union and its longstanding presence in the local banking marketplace, ViewPoint plans to continue its traditional emphasis on dedicated customer service. The Bank's current marketing and pricing strategies are geared toward attracting and retaining customers with multiple product relationships.

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       For most of its history, the Bank's loan portfolio comprised a significant concentration of consumer loans, primarily new and used automobile loans. Over recent years, many traditional aspects of indirect automobile lending have changed due to increased competitive pressures exerted by the captive finance companies of automobile manufacturers. In response to overproduction, automobile manufacturers introduced special rebate and financing offers to stimulate consumer demand. Manufacturers have offered large cash-back rebates, while their captives offered zero- and low-rate, no-money-down financing for longer periods. Some financial institutions have loosened underwriting standards and relaxed procedures to become more "borrower friendly" to compete with the financial concessions of competitors. ViewPoint rejected a lowering of its underwriting standards and has experienced a decline of its outstanding balance of automobile loans. The Bank has concluded that the higher costs to originate and service rapidly amortizing automobile and other consumer loans, along with intensified competition and smaller margins, required greater diversification into real estate lending.

       As a result of the Bank's reduced emphasis on automobile lending, ViewPoint generated increased volumes of real estate loans. The concentration of real estate loans in its loan portfolio increased from 25.2% of gross total loans, or $199.5 million, at year-end 2001 to 42.7% or $458.9 million at year-end 2005. Over the corresponding time span, the level of automobile loans decreased from 66.1% of gross total loans to 52.1%. The bulk of the Bank's real estate loans consist of loans secured by first mortgages on owner-occupied, one- to four-family residences located in ViewPoint's primary market area. The Bank has also increased its commercial real estate lending activity. Most of the Bank's commercial real estate loans are secured primarily by small retail establishments, hotels, motels, retail strip shopping centers, warehouses, and office buildings located in its primary market area. The Bank's real estate loan portfolio also includes home equity loans and, to a lesser extent, construction mortgage loans.

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       The Bank's overall loan portfolio continues to be dominated by automobile loans. ViewPoint originates automobile loans on a direct and indirect basis. Automobile loans outstanding totaled $560.3 million at December 31, 2005, with $196.3 million in direct loans and $364.0 million in indirect loans. A large concentration of the Bank's indirect lending is generated from relationships with over approximately 50 car dealerships under arrangements providing a premium for the amount over the Bank's interest rate to the referring dealer.

       Over the past three years, ViewPoint reported declining levels of profitability. The Bank's earnings were restrained primarily by increased operating expenses related to personnel staff additions, additional office locations, charter conversion costs, and a core system processing conversion. The Bank's earnings amounted to $9.9 million, $9.0 million, and $2.7 million for 2003, 2004, and 2005, respectively. The Bank's return on average assets ("ROA") was 0.78%, 0.67%, and 0.19%, respectively, for 2003, 2004, and 2005. Operating as a credit union during these years, ViewPoint was generally exempt from paying state and federal income tax. As a savings bank, the Bank is now subject to a federal income tax rate of approximately 34.0% and a state franchise tax of approximately 4.5%. If the Bank had been subject to federal and state taxes, its earnings for 2004 would have been reduced from $9.0 million to $5.7 million and its earnings for 2005 would have decreased from $2.7 million to $1.7 million.

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       While the Bank has achieved steady asset expansion over the past decade, its future growth potential is constrained by the ability to grow its capital base through retained earnings. In order to facilitate its growth objectives and maintain appropriate capital levels, the Bank plans to raise additional capital through the Stock Offering. As a stock corporation upon completion of the Reorganization, ViewPoint will be organized in the form used by commercial banks, most major corporations, and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow ViewPoint the flexibility to increase its equity capital position more rapidly than by accumulating earnings. It also will support future growth and expanded operations, including increased lending and investment activities, as business and regulatory needs require.

       ViewPoint also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to make acquisitions or expand into new businesses. After the Reorganization, ViewPoint will have increased ability to merge with other mutual and stock institutions. Finally, ViewPoint expects to benefit from its directors, officers, and employees having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating directors and employees.

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       The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Bank's economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Bank's consolidated balance sheets as of the years ended December 31, 2004 and 2005. Exhibit II-2 presents the Bank's consolidated income statements for the years ended December 31, 2003 to 2005.

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FELDMAN FINANCIAL ADVISORS, INC.

Financial Condition

       Table 1 presents selected data concerning the Bank's financial position as of December 31, 2001 to 2005. Table 2 displays relative balance sheet concentrations for the Bank as of similar year-end periods.

Table 1
Selected Financial Condition Data
As of December 31, 2001 to 2005
(Dollars in Thousands)

	December 31,
	2005	2004	2003	2002	2001
Total assets	$1,428,062	$1,400,021	$1,312,907	$1,155,635	$1,061,516
Loans receivable, net	1,073,167	1,086,448	1,032,729	872,533	787,382
Loans held for sale	2,306	3,238	-	-	-
Securities available for sale, at fair value:
U.S. Government and agency securities	21,892	24,917	-	-	-
Mortgage-backed securities and CMOs	79,968	1,305	2,138	3,595	14,768
Securities held to maturity, at amort. cost:
U.S. Government and agency Securities	18,007	23,040	47,107	17,144	26,609
Corporate debt securities	3,009	5,094	5,183	5,268	-
Mortgage-backed securities and CMOs	20,946	35,295	64,748	77,883	43,285
Federal Home Loan Bank stock	3,958	4,481	4,159	2,570	2,197
Total deposits	1,261,614	1,228,999	1,168,305	1,032,628	944,539
Borrowed funds	47,680	57,545	39,889	23,424	20,867
Retained earnings	101,181	99,431	90,676	80,719	73,165

Source: ViewPoint Bank, preliminary prospectus.

Asset Composition

       The Bank's total assets experienced relatively steady growth over the past five years, increasing by a compound annual rate of 7.7% from $1.1 billion at December 31, 2001 to $1.4 billion at December 31, 2005. The net asset expansion of $366.5 million over this period occurred largely in the loan portfolio, which increased overall by $288.1 million from $787.4 million to $1.1 billion. In conjunction with the Bank's planned conversion from a credit union

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to a savings bank, ViewPoint began in 2004 to place more emphasis on diversified lending and to control its asset growth. The Bank sought to strengthen its capital ratios and to increase the portfolio holding of assets that met the criteria for the Qualified Thrift Lender ("QTL") test. The Bank's assets increased by only 2.0% from $1.40 billion at year-end 2004 to $1.43 billion at year-end 2005, but the loan portfolio was characterized by a continuing shift in concentrations.

       The QTL test requires savings institutions to maintain at least 65% of its portfolio assets in residential housing-relating finance and other specified assets. Upon approving the Bank's charter conversion, the OTS granted ViewPoint a waiver of the QTL test for no more than three years. The Bank's QTL percentage was 62.0% at December 31, 2005, and ViewPoint expected to meet the percentage requirement during 2006 through its ongoing diversified lending activity.

Table 2
Relative Balance Sheet Concentrations
As of December 31, 2001 to 2005
(Percent of Total Assets)

	December 31,
	2005	2004	2003	2002	2001
Loans receivable, net	75.31	77.83	78.66	75.50	74.18
Investment securities	10.35	6.72	9.39	9.21	8.18
Other assets	14.34	15.44	11.95	15.29	17.64
Total Assets	100.00	100.00	100.00	100.00	100.00
Total deposits	88.34	87.78	88.99	89.36	88.98
Borrowed funds	3.34	4.11	3.04	2.03	1.97
Other liabilities	1.23	1.00	1.07	1.63	2.16
Total liabilities	92.91	92.90	93.09	93.02	93.11
Retained earnings	7.09	7.10	6.91	6.98	6.89
Total Liabs. & Retained Earnings	100.00	100.00	100.00	100.00	100.00

Source: ViewPoint Bank, preliminary prospectus and financial statements.

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       The Bank's loan portfolio composition is presented in Exhibit II-3 as of December 31, 2003 to 2005. Historically, automobile lending was the central focus of the Bank's lending activity. ViewPoint's current emphasis is on the origination of one- to four-family residential and commercial real estate loans. Automobile loans outstanding have declined from $678.3 million and 65.9% of the Bank's gross loan portfolio at year-end 2003 to $560.3 million and 52.1% at year-end 2005. Over the corresponding period, residential one- to four-family mortgage loans increased from $160.5 million or 18.4% of gross total loans to $274.2 million or 25.5%.

       ViewPoint originates loans secured by first mortgages on owner-occupied, one- to four-family residences primarily in its market area. As a result of its conversion from credit union to savings bank, the Bank is now able to expand its target market to include individuals who were not members of the credit union, with an emphasis on increasing the number and amount of residential and commercial real estate loan originations. As part of its efforts to expand residential mortgage lending, ViewPoint intends to open three new loan production offices in the Oak Cliff section of Dallas, Grapevine and Wylie, Texas during the first half of 2006, and to increase its loan origination staff throughout the branch network.

       At December 31, 2005, the Bank's residential mortgage loans comprised $231.5 million in fixed-rate loans and $42.7 million of adjustable-rate loans. During the year ended December 31, 2005, the Bank originated $123.7 million of residential fixed-rate mortgage loans and $10.7 million of residential adjustable-rate mortgage loans. The average size of the Bank's residential mortgage loan was approximately $118,000 at December 31, 2005. Some of the Bank's residential mortgage originations are retained in portfolio and others are sold into the secondary market.

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       Exhibit II-4 displays the Bank's net lending activity from 2003 to 2005. Residential mortgage originations amounted to $298.6 million during 2003, spurred by the refinancing boom during a period of historically low interest rates. For 2004 and 2005, residential mortgage originations totaled $139.6 million and $134.4 million, respectively. The Bank sold residential mortgages in aggregate amounts of $159.0 million, $44.0 million, and $21.2 million during 2003, 2004, and 2005, respectively. The Bank has historically sold most of its loans with servicing retained. Beginning in 2006, the Bank expects that a majority of the loans it sells will be sold with servicing released. ViewPoint's portfolio of loans serviced for others amounted to $375.2 million at December 31, 2005. Loan servicing generated net fees of $191,000 and $370,000 in 2004 and 2005, respectively.

       The Bank's commercial real estate loans increased from $8.9 million or 1.1% of gross total loans at year-end 2001 to $99.3 million or 9.2% at year-end 2005. Most of the Bank's commercial real estate loans are secured by retail strip shopping centers, warehouses, and office buildings located in its primary market area. The Bank generally originates commercial real loans with fixed rates for terms between five and 10 years, a balloon payment, and a 25-30 year amortization period. Loan-to-value ratios on its commercial real estate loans typically do not exceed 80% of the appraised value of the property securing the loan. The Bank's largest commercial real estate lending relationship at year-end 2005 totaled $9.7 million, is secured by office buildings, and was performing in accordance with the established terms. The Bank occasionally purchases or sells commercial real estate loan participations. ViewPoint sold commercial real estate loan participations in aggregate amounts of $1.0 million in 2004 and $18.4 million in 2005. As of December 31, 2005, the Bank had $20.2 million of commercial real estate purchased loans and loan participations in portfolio.

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       Loans secured by commercial real estate properties generally involve a greater degree of credit risk than one- to four-family residential mortgage loans. These loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of these loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired.

       ViewPoint offers a variety of secured consumer loans, including new and used automobile loans, recreational vehicle loans, student loans, loans secured by savings deposits, and unsecured loans. At December 31, 2005, the Bank's consumer loan portfolio amounted to $607.4 million or 56.5% of gross total loans. Automobile loans totaled $560.3 million or 52.1% of total loans at year-end 2005. Other secured consumer loans totaled $18.3 million or 1.7% of total loans at year-end 2005, and lines of credit/unsecured loans amounted to $28.8 million or 2.7%. The Bank's commercial business loan portfolio has grown slowly, with total outstanding loans amounting to $8.8 million or 0.8% of total loans at year-end 2005.

       The Bank originates automobile loans on a direct and indirect basis. At year-end 2005, the automobile loan portfolio consisted of $196.3 million in direct loans and $364.0 million in indirect loans. Currently, the Bank is reducing its emphasis on indirect automobile lending. The bulk of the Bank's indirect lending is generated through from relationships with approximately 50 car dealerships under an arrangement providing a premium for the amount over the Bank's interest rate to the referring dealer, with approximately half of these loans originated through five dealerships. The indirect lending market is highly competitive; however, the Bank believes that

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its ability to provide same day funding makes its product competitive. Automobile loans may be written for a term of up to six years and have fixed rates of interest. Loan-to-value ratios are up to 110% of the manufacturer's suggested retail price for new direct auto loans and 125% of the manufacturer's invoice for new indirect auto loans. The Bank follows internal underwriting guidelines in evaluating direct automobile loans, including credit scoring. The Bank uses a third party to underwrite indirect automobile loans under substantially similar guidelines.

       Consumer loans generally have shorter terms to maturity, which reduces the Bank's exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to the Bank's existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. Consumer loans generally entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance.

       Exhibit II-5 presents a summary of the Bank's investment portfolio as of December 31, 2003 to 2005. As of year-end 2005, the Bank's investment portfolio reflected total securities with an amortized cost of $149.0 million and a fair value of $147.3 million. ViewPoint had gross unrealized losses of $1.7 million in its investment portfolio at December 31, 2005. The Bank's weighted average investment portfolio yield was 4.07% at year-end 2005.

       The Bank views the purposes of the investment portfolio as providing liquidity when loan demand is high, assisting in maintaining earnings when loan demand is low, and maximizing earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk,

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and interest rate risk. The Bank's investment portfolio consisted mainly of U.S. Government and agency securities, mortgage-backed securities, and collateralized mortgage obligations ("CMOs"). As a member of the FHLB of Dallas, the Bank also held $4.0 million of FHLB stock at year-end 2005. During 2005, the Bank increased its holdings of mortgage-related securities in order to augment the level of portfolio assets meeting the QTL criteria.

       As of December 31, 2005, the Bank had a deposit of $10.4 million in the National Credit Union Share Insurance Fund ("NCUSIF") in accordance with the National Credit Union Administration ("NCUA") regulations, which require the maintenance of a deposit by each federally insured credit union in an amount equal to 1.0% of its insured deposits. In conjunction with its conversion to a federally chartered saving bank, the Bank was refunded its NCUSIF deposit in January 2006.

Liability Composition

       Deposits are the Bank's major external source of funds for lending and other investment purposes. Exhibit II-6 presents a summary of the Bank's deposit composition as of December 31, 2003 to 2005. Total deposits amounted to $1.3 billion or 88.3% of total assets and 95.1% of total liabilities at such date. Total deposits increased by a compound annual rate of 9.9% between year-end 2001 and year-end 2004, but the annual growth rate declined to 2.7% for 2005 as the Bank moderated its balance sheet expansion.

       The Bank attracts deposits within its market area through the offering of a basic selection of deposit accounts, such as savings, money market, demand, and time certificates. Of the 34 full service branches operated by the Bank at year-end 2005, 18 branches are in-store locations with total deposits of $147.9 million or 11.7% of the overall deposit base. The Bank competes for

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deposits through competitive pricing policies, marketing, and customer service. The Bank attempts to manage the pricing of its deposits in regard to its asset/liability management, liquidity, and profitability objectives, subject to competitive factors.

        The Bank's deposit base consists primarily of non-certificate accounts, which totaled $1.1 billion or 84.5% of total deposits at year-end 2005. Certificates of deposit amounted to $195.3 million or 15.5% of total deposits. As of December 31, 2005, the Bank had no brokered deposits. Certificate of deposit accounts in excess of $100,000 totaled $89.7 million or 7.1% of total deposits at year-end 2005. Public funds (deposits from governmental and other public entities) amounted to $52.0 million. The composition of the Bank's deposit base, as reflected by the large concentration of non-certificate accounts, has contributed to its relatively low cost of deposits in the recent interest rate environment. The Bank's weighted average cost of deposits was 1.63% at December 31, 205.

       The Bank utilizes borrowings as a supplemental, cost-effective source of funds when they can be invested at a positive interest rate spread, for additional capacity to fund loan demand, or to meet asset/liability management objectives. The Bank's borrowings consist of advances from the FHLB of Dallas. As of December 31, 2005, ViewPoint had $47.7 million in FHLB advances outstanding and the ability to borrow an additional $180.1 million. The weighted average interest rate of outstanding FHLB advances at year-end 2005 was 4.58%.

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FELDMAN FINANCIAL ADVISORS, INC.

Equity Capital

       The Bank had equity capital of $101.2 million or 7.09% of total assets as of December 31, 2004. Over the past five years, the Bank's ratio of equity capital to total assets has hovered around 7.0%. Total equity has increased steadily from $73.2 million at year-end 2005 to $101.2 million at year-end 2005 as a result of profitable operating results. The Bank's capital levels remain solid in comparison to minimum regulatory requirements. The Bank's regulatory capital ratios of Tier 1 leverage capital, Tier 1 risk-based capital, and total risk-based capital were 7.15%, 9.57%, and 10.29%, respectively, as of December 31, 2005. In comparison, the minimum regulatory requirements under OTS and FDIC guidelines were 4.00%, 4.00%, and 8.00%, and the threshold requirements for regulatory "well-capitalized" levels were 5.00%, 6.00%, and 10.00%, respectively.

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FELDMAN FINANCIAL ADVISORS, INC.

Income and Expense Trends

       Table 3 displays the main components of the Bank's earnings performance over the years ended December 31, 2001 to 2005. Table 4 displays the Bank's principal income and expense ratios as a percent of average assets for the corresponding periods. Table 5 displays the Bank's weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities for various periods.

Five-Year Overview

       The Bank recorded earnings of $11.3 million in 2001, representing a return on average assets ("ROA") of 1.19% and a return on average equity ("ROE") of 16.80%. Until its charter conversion in 2006, the Bank was a credit union and exempt from federal and state income taxes. After 2001, the Bank experienced higher levels of loan loss provisions, increased operating expenses, and generally lower net interest margins. As a result, the Bank's net income amounted to $7.5 million, $9.9 million, $9.0 million, and $2.7 million, from 2002 to 2005, respectively. The Bank's ROA declined to 0.67%, 0.78%, 0.67%, and 0.19%, for 2002, 2003, 2004, and 2005, respectively. The Bank's ROE declined to 9.78%, 11.60%, 9.49%, and 2.72%, for 2002, 2003, 2004, and 2005, respectively.

       The ongoing loan loss provisions reflected the replenishing of reserves in light of continued charge-offs related primarily to the Bank's consumer loan portfolio. The increased operating expenses were attributable to the overall growth and expansion of the Bank during this period. In addition, noninterest expenses were increased in 2005 by charter conversion costs. The decline in the Bank's net interest margin resulted from the declining interest rate environment and increased competition narrowing margins in the automobile lending market.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 3
Income Statement Summary
For the Years Ended December 31, 2001 to 2005
(Dollars in Thousands)

	Year Ended December 31,
	2005	2004	2003	2002	2001
Total interest income	$64,421	$59,428	$61,466	$65,199	$63,037
Total interest expense	23,342	18,285	19,558	23,037	27,787
Net interest income	41,079	41,143	41,908	42,162	35,250
Provision for loan losses	6,120	6,199	8,046	12,465	4,242
Net interest income after provision	34,959	34,944	33,862	29,697	31,008
Fees and service charges	20,359	21,693	16,939	11,759	10,280
Gain on sales of loans, net	351	631	2,122	1,101	1,077
Brokerage fees	548	583	510	539	663
Gain on sale of membership interests	855	-	-	-	-
Title fee income	524	466	1,120	730	422
Other noninterest income	1,848	1,349	1,473	5,395	5,396
Total noninterest income	24,485	24,722	22,164	19,524	17,838
Total noninterest expense	56,720	50,650	46,083	41,669	37,506
Income before taxes	2,724	9,016	9,943	7,522	11,340
Income tax provision(1)	-	-	-	-	-
Net income	$ 2,724	$ 9,016	$ 9,943	$ 7,522	$11,340

(1)    The Bank was previously a credit union and generally exempt from federal and state income taxes.

Source: ViewPoint, preliminary prospectus.

Recent Years Ended December 31, 2004 and 2005

       Net income for the year ended December 31, 2005 was $2.7 million, a decrease of $6.3 million, or 69.8%, from $9.0 million for the year ended December 31, 2004. The decrease in net income resulted primarily from a $6.1 million, or 12.0%, increase in noninterest expense. Total interest income increased by $5.0 million, or 8.4%, to $64.4 million for 2005 from $59.4 million in 2005. The principal reason for the increase in interest income was related to an increase in the average loan portfolio of $37.8 million and an increase in rates in the securities portfolio. Total

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FELDMAN FINANCIAL ADVISORS, INC.

interest expense increased $5.1 million, or 27.7%, to $23.3 million for 2005 from $18.3 million for 2004. The increase in interest expense was primarily due to the rising interest rate environment during 2005 and the repricing of deposit accounts to higher rates. The Bank's weighted average cost of interest-bearing liabilities was 2.08% for 2005 versus 1.70% for 2004.

       Net interest income decreased $64,000, or 0.16%, to $41.08 million during the year ended December 31, 2005 from $41.14 million for the year ended December 31, 2004. The slight decrease in net interest income was largely the result of an increase in the Bank's cost of funds resulting from the continued rising interest rate environment. The Bank's net interest margin was 3.13% for the year ended December 31, 2005, compared to 3.29% for the year ended December 31, 2004. While the yield on the Bank's interest-earning assets increased by 25 basis points from 4.76% in 2004 to 4.81% in 2005, the cost of interest-bearing liabilities increased by 38 basis points from 1.70% to 2.08%.

       The Bank's provision for loan losses was reduced moderately from $6.2 million in 2004 to $6.1 million in 2005. In comparison, the provision for loan losses amounted to $12.5 million for 2002 and $8.0 million in 2003. The decline in provision for loan losses was primarily attributable to a continued decline in the amount of indirect automobile loans outstanding and improved underwriting standards, and the resulting decrease in nonperforming indirect automobile loans. The ratio of net charge-offs to average loans increased one basis point to 0.62% in 2005 from 0.61% during 2004. The ratio of nonperforming loans to total loans decreased from 0.68% at December 31, 2004 to 0.43% at December 31, 2005.

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FELDMAN FINANCIAL ADVISORS, INC.

       ViewPoint generates a significant stream of noninterest income from service charges and fees. Total noninterest income declined by 1.0% or $237,000 to $24.5 million for the year ended December 31, 2005 from $24.7 million for the year ended December 31, 2004. In relation to average assets, total noninterest income measured 1.61% in 2004 and 1.43% in 2005. The overall decrease in noninterest income primarily reflected a decrease of $1.3 million in checking fee revenue related to a lower amount of insufficient fund fees assessed on checking accounts due to reduced check writing as customers increasingly use debit cards for purchases. This decrease was offset partially by an increase in miscellaneous income of $1.0 million. The increase in miscellaneous income was principally due to nonrecurring gains received of $755,000 from Pulse EFT Association (a nationwide electronic funds transfer and ATM/debit network) as a result of its sale to Discover Financial Services and $100,000 from the sale of its interest in a limited liability company.

       The Bank's total noninterest expense increased $6.1 million, or 12.0%, to $56.7 million for the year ended December 31, 2005 compared to $50.7 million for the year ended December 31, 2004. The increase in noninterest expense was primarily due to an increase of $2.8 million in compensation and benefits, as well as expenses related to the charter conversion and a core data processing system conversion of $1.1 million and $600,000, respectively. The ratio of noninterest expense to average assets increased from 3.76% in 2004 to 4.00% in 2005. The increase in compensation and benefits was primarily related to the Bank's overall growth and expansion, including an increase in personnel in accounting, compliance, and lending areas, as well as merit increases.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 4
Income Statement Ratios
For the Years Ended December 31, 2001 to 2005
(Percent of Average Assets)

	Year Ended December 31,
	2005	2004	2003	2002	2001
Total interest income	4.54%	4.41%	4.82%	5.79%	6.89%
Total interest expense	1.65	1.36	1.53	2.04	2.90
Net interest income	2.89	3.05	3.28	3.75	3.68
Provision for loan losses	0.43	0.46	0.63	1.11	0.44
Net interest income after provision	2.46	2.59	2.65	2.64	3.24
Fees and service charges	1.44	1.61	1.33	1.04	1.07
Gain on sales of loans, net	0.02	0.05	0.17	0.10	0.11
Brokerage fees	0.04	0.04	0.04	0.05	0.07
Gain on sale of membership int.	0.06	0.00	0.00	0.00	0.00
Title fee income	0.04	0.03	0.09	0.06	0.04
Other noninterest income	0.13	0.10	0.12	0.48	0.56
Total noninterest income	1.73	1.84	1.74	1.73	1.86
Total noninterest expense	4.00	3.76	6.31	3.70	3.92
Income before taxes	0.19	0.67	0.78	0.67	1.19
Income tax provision	--	--	--	--	--
Net income	0.19%	0.67%	0.78%	0.67%	1.19%

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FELDMAN FINANCIAL ADVISORS, INC.

Table 5
Yield and Cost Summary
For the Years Ended December 31, 2003 to 2005

	Year Ended December 31,
	2005	2004	2003
Weighted Average Yields
Loans receivable	5.27%	5.32%	6.10%
Mortgage-backed securities	3.11	-	-
Collateralized mortgage obligations	3.77	2.08	1.86
Investment securities	2.97	2.59	2.56
FHLB stock	3.61	1.84	2.22
Interest-earning deposit accounts	2.61	1.23	1.18
Other earning assets	7.06	1.45	0.89
Total interest-earning assets(1)	4.91	4.76	5.27
Weighted Average Costs
Interest-bearing demand deposits	0.22	0.19	0.38
Savings and money market deposits	1.91	1.53	1.86
Time deposits	3.25	2.62	2.70
Borrowings	4.56	4.89	4.72
Total interest-bearing liabilities	2.08	1.70	1.91
Net interest spread(2)	2.83	3.06	3.36
Net interest margin(3)	3.13	3.29	3.59

(1)	Calculated net of deferred fees, loans discounts, loans in process, and loss reserves.
(2)	Difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest income as a percentage of average interest-earning assets.

Source: ViewPoint Bank, preliminary prospectus.

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FELDMAN FINANCIAL ADVISORS, INC.

Interest Rate Risk Management
       The Bank has sought to reduce its earnings vulnerability to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The Bank's Board of Directors sets the asset and liability policy for ViewPoint, which is implemented by the asset/liability committee. The purpose of the asset/liability committee is to communicate, coordinate, and control asset/liability management consistent with the Bank's business plan and board-approved policies. The committee establishes and monitors the volume and mix of assets and funding sources, taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk, and profitability goals.

       The Bank seeks to mitigate interest rate risk by pursuing certain strategies designed to decrease the vulnerability of earnings to material and prolonged changes in interest rates. A key element of ViewPoint's asset/liability management plan is to protect net earnings by managing the maturity or repricing mismatch between its interest-earning assets and rate-sensitive liabilities. The Bank seeks to reduce exposure to earnings by extending funding maturities and matching asset durations through the use of FHLB advances, originating and retaining adjustable-rate loans in portfolio, and selling certain fixed-rate loans in the secondary market.

       The Bank measures its interest rate sensitivity based on the net portfolio value ("NPV") of market equity as facilitated by the regulatory analytical framework. NPV reflects the simulated equity of the Bank as obtained by estimating the economic present value of its assets, liabilities, and off-balance sheet items under different interest rate scenarios. Table 6 summarizes the interest rate sensitivity of the Bank's NPV as of December 31, 2005, assuming instantaneous and sustained parallel shifts in the U.S. Treasury yield curve of 100 to 300 basis points either up or down in 100 basis point increments.

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FELDMAN FINANCIAL ADVISORS, INC.

       As shown in Table 6, the Bank would benefit from a decrease in market rates of interest. The Bank's NPV would be negatively impacted by an increase in interest rates. An increase in rates would negatively impact the Bank's NPV as a result of deposit accounts and FHLB borrowings repricing more rapidly than loans and securities due to the fixed rate nature of a large portion of the Bank's loan and investment portfolios. As rates rise, the market value of fixed-rate assets declines due to both the rate increases and slowing prepayments.

       Table 6 indicates that the Bank's NPV was $108.5 million or 7.58% of the market value of portfolio assets as of December 31, 2005. Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $10.0 million decrease in the Bank's NPV and would result in a 48 basis point decrease in the NPV ratio to 7.10%. An immediate 200 basis point decrease in market interest rates would result in a $16.1 million increase in the Bank's NPV and a 91 basis point increase in the NPV ratio to 8.49%.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 6
Interest Rate Risk Analysis
Net Portfolio Value
As of December 31, 2005

Interest Rate Scenario(1) (basis points)	Estimated NPV (000s)	Change from Base (000s)	Change from Base (%)	NPV Ratio(2)	Basis Point Change in NPV Ratio
Up 300	$ 93,848	$(14,671)	(13.52)%	6.87%	(71) b.p.
Up 200	98,530	(9,989)	(9.21)%	7.10%	(48) b.p.
Up 100	103,376	(5,143)	(4.74)%	7.33%	(25) b.p.
Base	108,519	-	-	7.58%	0 b.p.
Down 100	117,336	8,817	8.12%	8.08%	50 b.p.
Down 200	124,667	16,148	14.88%	8.49%	91 b.p.
Down 300	134,633	26,114	24.06%	9.07%	149 b.p.

(1)	Assumes instantaneous and sustained parallel shifts in interest rates.
(2)	As a percent of present value of assets.

Source: ViewPoint Bank, preliminary prospectus.

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FELDMAN FINANCIAL ADVISORS, INC.

Asset Quality

       Table 7 summarizes the Bank's nonperforming assets ("NPAs") as of December 31, 2001 to 2005. The Bank's overall asset quality has improved in recent years. As of December 31, 2005, nonperforming loans ("NPLs") measured $4.6 million or 0.43% of gross total loans. The Bank's nonperforming loans primarily consisted of nonaccruing indirect automobile loans and other secured consumer loans and troubled debt restructurings of direct automobile loans. The Bank had $519,000 of foreclosed assets at year-end 2005, primarily related to automobile loans. As a result, total nonperforming assets amounted to $5.1 million or 0.36% of total assets. In comparison, nonperforming assets totaled $7.6 million, $8.9 million, and $8.6 million at year-end periods in 2002, 2003, and 2004, respectively. The ratio of nonperforming assets to total assets had been higher at 0.66%, 0.68%, and 0.61% at year-end 2002, 2003, and 2004, respectively.

       The Bank's allowance for loan losses totaled $7.7 million at year-end 2005, measuring 0.71% of gross total loans and 167.51% of nonperforming loans. Loan charge-offs increased from $6.9 million in 2004 to $7.3 million in 2005. The bulk of the Bank's loan charge-offs has been related to indirect automobile lending in recent years. The loan loss allowance was allocated as follows at year-end 2005: $311,000 for residential mortgages (0.11% of total residential mortgages), $659,000 for commercial real estate loans (0.66% of this portfolio), $86,000 for home equity loans (0.10% of this segment), $3.6 million for indirect automobile loans (0.99% of this segment), $1.8 million for direct automobile loans (0.94% of this segment), $364,000 for other secured consumer loans (1.99% of this segment), $592,000 for lines of credit/unsecured consumer loans (2.06% of this segment), and $229,999 for commercial business loans (2.60%).

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FELDMAN FINANCIAL ADVISORS, INC.

Table 7
Nonperforming Assets and Loan Loss Allowance Summary
As of or for the Year Ended December 31, 2001 to 2005
(Dollars in Thousands)

	As of or for the Year Ended December 31,
	2005	2004	2003	2002	2001
Nonperforming Assets
Nonaccruing loans	$2,592	$4,437	$5,791	$4,139	$3,411
Accruing loans delinquent more than 90 days	-	444	470	-	-
Troubled debt restructurings	2,003	2,604	1,231	116	-
Foreclosed assets	519	1,116	1,428	3,346	2,200
Total nonperforming assets	$5,114	$8,601	$8,920	$7,601	$5,611
As a percentage of total assets	0.36%	0.61%	0.68%	0.66%	0.53%

Allowance for Loan Losses
Beginning balance	$8,424	$8,655	$8,858	$ 4,774	$2,729
Charge-offs	7,250	6,886	8,481	8,327	2,354
Recoveries	403	456	232	165	157
Net charge-offs	6,847	6,430	8,249	8,381	2,197
Additions charged to operations	6,120	6,199	8,046	12,465	4,242
Ending balance	$7,697	$8,424	$8,655	$ 8,858	$4,774
Net charge-offs to average loans	0.62%	0.61%	0.86%	0.99%	0.30%
Net charge-offs to average NPAs	99.84%	73.40%	99.86%	123.87%	N.A.
Allowance as a % of NPLs	167.51%	112.55%	115.52%	208.18%	139.96%
Allowance as a % of total loans	0.71%	0.77%	0.84%	1.01%	0.60%

Source: ViewPoint Bank, preliminary prospectus.

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FELDMAN FINANCIAL ADVISORS, INC.

Subsidiaries
       ViewPoint has two active subsidiaries, Community Financial Services, Inc. ("CFS") and Community Title, L.L.C. ("Community Title"). CFS is a wholly owned subsidiary of the Bank that began operations in 1999, and currently services mortgage loans for other financial institutions and Dallas Habitat for Humanity. CFS also administers certain of ViewPoint's insurance programs. Beginning in 2006, CFS anticipates offering fixed annuities to customers of ViewPoint. CFS reported net income of $157,000 for the year ended December 31, 2005. The Bank's capital investment in CFS was $500,000 as of December 31, 2005.

       Community Title is a majority owned subsidiary of the Bank. Community Title also began operations in 1999 and is 75% owned by ViewPoint and 25% owned by Chicago Title Insurance Company. Community Title provides commercial and residential title policies and closing services. All policies are underwritten by Chicago Title Insurance Company. During 2005, Community Title had net income of $13,000. The Bank's capital investment in Community Title as of December 31, 2005 was $45,000.

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FELDMAN FINANCIAL ADVISORS, INC.

Office Facilities
       At December 31, 2005, ViewPoint had 34 full service offices, 18 of which are in-store locations. The Bank owns the space in which its administrative offices are located. At December 31, 2005, the Bank owned 15 of its branch offices, and leased the remaining facilities. The net book value of the Bank's investment in premises, equipment, and leaseholds, excluding computer equipment, was approximately $39.1 million at December 31, 2005.

       As part of its efforts to expand residential mortgage lending, the Bank intends to open three new loan production offices in-state over the next few months in the Oak Cliff section of Dallas, Grapevine, and Wylie, and to increase its loan origination staff throughout the branch network. The Bank also intends to open several new branches within its existing market area over the next few years, although no specific locations have been identified. Exhibit II-8 provides information about the Bank's main and branch offices and indicates whether the properties are owned or leased.

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FELDMAN FINANCIAL ADVISORS, INC.

Market Area
       ViewPoint is headquartered in Plano, Texas, and operates 34 retail offices primarily serving the Dallas-Fort Worth metropolitan area. Plano is the largest city in Collin County, which is located 20 miles north of downtown Dallas. The Bank's geographic market area for loans and deposits mainly encompasses the State of Texas. ViewPoint's market area includes a diverse employment workforce with a wide range of education levels and ethnic backgrounds. The Bank was originally chartered in 1952 as a credit union. Through the years, ViewPoint evolved into a full-service, multi-branch community credit union serving primarily Collin and Dallas Counties and surrounding communities in North Texas, as well as businesses and other entities located in these areas.

       Table 8 displays selected demographic data for the United States, the State of Texas, the Dallas-Fort Worth Metropolitan Statistical Area ("MSA"), and Collin County. The eight counties of the Dallas metropolitan area (Collin, Dallas, Delta, Denton, Ellis, Hunt, Kaufman, and Rockwall) together with the four counties of the Fort Worth metropolitan area (Johnson, Parker, Tarrant, and Wise) compose the 12-county Dallas-Fort Worth MSA. The Dallas-Fort Worth MSA is also referred to collectively as "DFW" or the "Metroplex."

       With a population approaching 6 million in 2005, the Metroplex is the largest market area in the Southern United States and fourth largest in the nation. Only the New York, Los Angeles, and Chicago metropolitan areas had total populations in 2005 exceeding that of DFW. Between 2005 and 2030, the diversified population of the Metroplex is expected to grow by 2.1 million people to almost 8 million.

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FELDMAN FINANCIAL ADVISORS, INC.

       As shown in Table 8, the Dallas-Fort Worth MSA population increased by 14.5% from 2000 to 2005 and is projected to continue to grow steadily by 13.9% from 2005 to 2010. The MSA reported total population of 5.9 million in 2005 and is forecast to increase to 6.7 million in 2010. The MSA's five-year population growth projection surpasses the state and national growth rates of 10.6% and 6.3%, respectively. Between 2000 and 2005, the DFW population increased by 14.5%, well ahead of the state and national historical growth rates of 10.8% and 6.2%, respectively. The Dallas-Fort Worth MSA is characterized by a large working-age population. According to Census 2000, the median age of the Metroplex was 32.1 while the national median age was 35.3.

       Household and per capita income levels were higher in the Dallas-Fort Worth MSA as compared to comparable demographic data for Texas and the United States. The median household income for DFW was estimated in 2005 at $57,591, measuring above the corresponding state and national household income levels of $47,845 and $49,747, respectively. The median household income in Collin County was even higher at $84,271. Approximately 56.9% of the households in DFW had incomes of $50,000 or greater, as compared to 48.1% statewide and 49.8% nationally. Approximately 75.1% of the households in Collin County had incomes exceeding $50,000.

       DFW has a highly-diversified economy. There are nearly 130,000 establishments located in the region along with 18 Fortune 500 headquarters. DFW industries claming the largest numbers of employers, as measured by number of establishments, include (i) Trade, Transportation and Utilities, (ii) Professional and Business Services, and (iii) Financial Activities, which include Real Estate and Insurance. Each of these three industry sectors report between 15,000 and 32,000 establishments. DFW industries providing the largest numbers of jobs are, again, (i) Trade, Transportation and Utilities, (iii) Professional and Business Services, and (iii) Financial Activities.

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FELDMAN FINANCIAL ADVISORS, INC.

       The Metroplex emerged as an economic powerhouse in the last half of the 20th century to create one of the most diverse and vibrant metropolitan areas in the United States. Nearly three million workers saturated the DFW labor force in 2004 as job growth turned positive and unemployment fell below 6%. The top 10 major occupations for Dallas workers reflect the diverse industrial structure and range from office and administrative support at 18.7% of the workforce or sales and related activities at 12.2%, to transportation and material moving at 7.7%, management at 5.3%, and business and financial operations at 4.5%. In addition, excellent education and training infrastructure and the low cost of living allows DFW to provide high quality labor with competitive wage rates.

       The Texas economy showed signed of renewed strength in 2005, when the state experienced its largest rate of job growth since 2000. Job growth is stronger historically in Texas than in the rest of the country, but after 2000 it had grown at about the same pace. The state's economy gained momentum as a result of its resilient energy industry, a favorable business climate, a low cost of living, and relatively inexpensive real estate.

       The unemployment rate was 4.6% in the Dallas-Fort Worth MSA for December 2005. The DFW unemployment rate was slightly lower than the state average of 4.8% and the national average of 4.9%. From 2001 to 2004, the DFW unemployment rate consistently exceeded the national average due to downturns in major sectors of the local economy. However, in 2005, the trend reversed last year due to robust job growth in Texas and the Metroplex.

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FELDMAN FINANCIAL ADVISORS, INC.

       High-technology companies flourished during the 1990s in Texas. Consequently, the downturn in high-technology industries beginning in 2000 hit Texas harder than other regions of the country. The state suffered massive layoffs and office vacancies rose to extremely high levels. As the national economy recovered from recession from 2001 through 2004, most sectors of the Texas economy struggled to achieve historical growth rates. The state's economic cycle begin to shift gears in 2005 as high oil and natural gas prices accelerated the energy sector.

       The Bank's primary market area reflects a diverse cross-section of employment sectors. Table 9 profiles the employment base by industry sector in the Dallas-Fort Worth MSA. Table 10 highlights the major employers by industry sector. DFW has one of the highest concentrations of corporate headquarters in the United States. As ranked by total revenues, the largest Fortune 500 companies headquartered in the Metroplex include Exxon Mobil (petroleum refining), J.C. Penney (general merchandiser), Electronic Data Systems (computer and data services), AMR Corporation (airlines), Kimberly-Clark (household and personal products), Texas Instruments (electronic components), Tenet Healthcare (medical facilities), TXU Corp. (energy), Burlington Northern Santa Fe (railroads), D.R. Horton (homebuilder), Centex (homebuilder), Dean Foods (consumer food products), and Southwest Airlines.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 8
Selected Demographic Data
United States, Texas, Dallas-Ft. Worth MSA, and Collin County

Demographic Data	United States	Texas	Dallas- Ft. Worth MSA	Collin County

Population
Total Population - 2005	298,727,898	23,107,948	5,908,048	644,202
2000-2005 actual change	6.15%	10.82%	14.46%	31.02%
2005-2010 projected change	6.26%	10.58%	13.86%	26.79%

Households
Total Households - 2005	112,448,901	8,120,435	2,119,029	237,198
2000-2005 actual change	6.61%	9.83%	12.65%	30.35%
2005-2010 projected change	6.52%	10.28%	13.31%	26.88%

Per Capita Income
Per Capita Income - 2005	$26,228	$23,864	$28,642	$41,251
2000-2005 actual change	21.50%	21.65%	21.13%	23.71%
2005-2010 projected change	22.79%	23.11%	23.41%	23.49%

Median Household Income
Median Household Income - 2005	$49,747	$47,845	$57,591	$84,271
2000-2005 actual change	17.98%	19.83%	20.51%	19.82%
2005-2010 projected change	17.36%	18.06%	18.81%	20.91%

Household Income Distribution
$0 - $24,999	23.78%	25.05%	17.83%	8.37%
$25,000 - $49,999	26.44%	26.86%	25.27%	16.55%
$50,000+	49.77%	48.09%	56.90%	75.08%

Age Group Distribution
0 - 14 years	20.71%	22.98%	23.33%	25.17%
15 - 34 years	27.46%	29.84%	29.93%	26.59%
35 - 54 years	29.23%	28.42%	30.15%	34.06%
55+ years	22.59%	18.76%	16.59%	14.18%

Unemployment Rate
December 2005	4.9%	4.8%	4.6%	3.8%
December 2004	5.4%	5.8%	5.5%	4.6%

Source: SNL Financial; ESRI; U.S. Department of Labor.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 9
Employment Concentration by Industry Sector
Dallas-Fort Worth MSA
As of 2003

Industry Sector	United States	Texas	Dallas- Ft. Worth MSA	Collin County
Services	39.5%	36.9%	37.7%	37.2%
Professional and Business	13.2	12.5	14.6	14.2
Educational and Health	11.9	10.2	9.0	8.0
Leisure and Hospitality	8.7	8.2	8.5	8.9
Other Services	5.7	6.0	5.6	6.0
Retail and Wholesale Trade	14.7	15.0	16.4	16.7
Government	14.2	14.6	10.5	10.6
Manufacturing	9.0	7.7	9.2	7.3
Finance and Real Estate	8.3	8.5	10.6	14.6
Construction	5.8	6.6	6.0	5.5
Transportation and Utilities	3.5	4.0	4.7	1.5
Information	2.1	2.1	3.2	5.1
Agricultural	1.8	2.3	0.7	0.7
Other Industries	1.1	2.3	1.1	0.8
Total	100.0	100.0	100.0	100.0

Source: U.S. Department of Commerce, Bureau of Economic Analysis.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 10
Major Employers in the Dallas-Fort Worth MSA
By Industry Sector as of 2004

Company	2004 Employees	Headquarters

Extraction and Construction

Centex Corp.	3,150	Dallas, TX
Austin Industries	1,250	Dallas, TX
Potter Concrete Ltd.	1,250	Dallas, TX
TDIndustries	950	Dallas, TX
Baker Drywall	700	Fort Worth, TX

Manufacturing

Lockheed Martin Aeronautics Co.	16,442	Bethesda, MD
Texas Instruments Inc.	10,600	Dallas, TX
Raytheon Co.	8,000	Lexington, MA
Bell Helicopter Textron Inc.	5,300	Hurst, TX
IBM Corp.	4,800	Armonk, NY

Transportation and Utilities

AMR Corp.	28,000	Fort Worth, TX
FedEx Corp.	6,681	Memphis, TN
Southwest Airlines Co.	5,800	Dallas, TX
United Parcel Service Inc. (UPS)	5,500	Atlanta, GA
TXU Corp.	4,750	Dallas, TX

Trade

Wal-Mart Stores, Inc.	23,000	Bentonville, AR
Albertson's Inc.	11,200	Boise, ID
Target Corp.	7,466	Minneapolis, MN
Kroger Co.	7,000	Cincinnati, OH
Home Depot Inc.	6,986	Atlanta, GA

Information

SBC Communications Inc.	14,000	San Antonio, TX
Verizon Communications Inc.	12,500	New York, NY
Electronic Data Systems	7,300	Plano, TX
Nortel Networks	4,700	Richardson, TX
Sprint Corp.	4,200	Irving, TX

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FELDMAN FINANCIAL ADVISORS, INC.

Table 10 (continued)
Major Employers in the Dallas-Fort Worth MSA
By Industry Sector as of 2004

Company	2004 Employees	Headquarters

Financial Activities

Citigroup Inc.	9,700	New York, NY
J.P. Morgan Chase Bank	8,900	New York, NY
Bank of America Corp.	7,000	Charlotte, NC
Countywide Home Loans	6,986	Calabasas, CA
Blue Cross Blue Shield of Texas	5,423	Dallas, TX

Professional and Business Services

Computer Science Corp.	3,920	El Segundo, CA
Carter & Burgess, Inc.	2,342	Fort Worth, TX
Perot Systems Corp.	2,300	Plano, TX
ACS Inc.	2,100	Dallas, TX
Ernst & Young	1,450	New York, NY

Education and Health Services

Dallas Independent School District	19,691	Dallas, TX
Texas Health Resources	17,100	Arlington, TX
Baylor Health Resources	15,000	Dallas, TX
Ft. Worth Independent School District	10,079	Fort Worth, TX
HCA Inc.	9,896	Nashville. TN

Leisure and Hospitality

Brinker International Inc.	9,750	Dallas, TX
CG Management LLC	3,200	Irving, TX
Pizza Hut, Inc.	3,028	Dallas, TX
Jack in the Box	2,955	San Diego, CA
ClubCorp Inc.	2,539	Dallas, TX

Source: Greater Dallas Chamber.

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FELDMAN FINANCIAL ADVISORS, INC.

       Table 11 summarizes deposit market data by type of financial institution (commercial banks, savings institutions, and credit unions) in Texas and the Dallas-Fort Worth MSA as of June 30, 2001 and 2005. DFW has experienced steady deposit growth as exhibited by the 14.8% compound annual growth rate between 2001 and 2005. Commercial banks in the DFW experienced a robust 17.3% annual deposit growth rate, as compared to 4.0% and 7.1% for savings institutions and credit unions, respectively. ViewPoint's annual deposit growth rate measured 10.4% over the same time period.

       Table 12 presents the deposit market leaders in the Dallas-Fort Worth MSA as of June 30, 2005. Five out-of-state commercial occupied the top positions with a collective market share of 60.7%. Many of the nation's largest commercial banks have targeted Texas as an area for aggressive expansion due to its attractive growth prospects. Bank of America, JPMorgan Chase, and Wells Fargo are aggressive retail competitors in the local banking marketplace, and another large bank, Wachovia, recently entered the market through its acquisition of SouthTrust.

       Based on deposit data as of June 30, 2005 and adjusted for any subsequent merger transactions, ViewPont ranked 14th among the financial institutions operating in DFW. As of such date, the Bank had total deposits of $1.2 billion, which reflected a 1.0% market share based on the area's total deposits of $127.1 billion.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 11
Deposit Market Share Summary
By Type of Financial Institution
Dallas-Fort Worth MSA

	June 30, 2001		June 30, 2005		Comp. Growth Rate
	Deposits (000s)	Market Share	Deposits (000s)	Market Share
State of Texas	$274,358,571	100.0%	$397,570,910	100.0%	9.72%
Commercial Banks	208,365,047	75.9	313,428,740	78.8	10.75
Savings Institutions	35,020,003	12.8	42,682,812	10.7	5.07
Credit Unions	30,973,521	11.3	41,459,358	10.4	7.56
ViewPoint Bank (1)	838,587	0.3	1,244,619	0.3	10.37

Dallas-Fort Worth MSA	73,246,811	100.0	127,078,053	100.0	14.77
Commercial Banks	55,271,382	75.5	104,558,475	82.3	17.28
Savings Institutions	7,691,157	10.5	8,984,184	7.1	3.96
Credit Unions	10,284,272	14.0	13,535,394	10.7	7.11
ViewPoint Bank (1)	838,587	1.1	1,244,619	1.0	10.37

(1) Deposit data included for credit union totals as of June 30, 2001 and 2005.

Source: SNL Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 12
Deposit Market Share Leaders
Top 25 in the Dallas-Fort Worth MSA
Data as of June 30, 2005
(adjusted for completed and pending mergers)

Rank	Financial Institution (Parent Location)	No. of Offices	Inst. Type(1)	Deposits (000s)	Percent %

1	Countrywide Bank NA (CA)	1	Bank	$30,474,339	23.98
2	Bank of America NA (NC)	186	Bank	19,830,385	15.60
3	JP Morgan Chase Bank, NA (NY)	171	Bank	17,195,942	13.53
4	Wells Fargo Bank NA (CA)	173	Bank	5,750,386	4.53
5	Compass Bank (AL)	69	Bank	3,874,086	3.05
6	American Airlines FCU (TX)	41	CU	3,599,545	2.83
7	Washington Mutual Bank (WA)	89	Thrift	3,082,868	2.43
8	Comerica Bank (MI)	32	Bank	2,472,419	1.95
9	Guaranty Bank (TX)	26	Thrift	2,058,267	1.62
10	Frost National Bank (TX)	23	Bank	1,578,816	1.24
11	Bank of Texas NA (TX)	25	Bank	1,488,392	1.17
12	Texas Capital Bank NA (TX)	7	Bank	1,299,789	1.02
13	Credit Union of Texas (TX)	11	CU	1,279,196	1.01
14	ViewPoint Bank (TX) (2)	34	CU	1,244,619	0.98
15	Texans CU (TX)	26	CU	1,225,163	0.96
16	World SB FSB (CA)	7	Thrift	1,179,900	0.93
17	American National Bank (TX)	20	Bank	958,648	0.75
18	Inwood National Bank (TX)	16	Bank	885,996	0.70
19	Summit Bank NA (TX)	14	Bank	805,189	0.63
20	LegacyTexas Bank (TX)	12	Bank	801,208	0.63
21	North Dallas Bank & Trust (TX)	6	Bank	799,692	0.63
22	U.S. Trust Bank NA (CA)	1	Bank	733,959	0.58
23	OmniAmerican Bank (TX) (3)	16	CU	694,341	0.55
24	Beal Bank SSB (TX)	4	Thrift	676,375	0.53
25	Citibank Texas, NA (NY)	29	Bank	667,907	0.53

(1) CU signifies credit union.
(2) ViewPoint Bank existed as Community Credit Union as of June 30, 2005.
(3) OmniAmerican Bank existed as OmniAmerican Credit Union as of June 30, 2005.

Source: SNL Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

Summary Outlook

       The overall earnings outlook of the Bank remains challenging as it continues the transition from a credit union to a savings bank. While the Bank has demonstrated a successful track record of expanding its franchise, a number of risk factors continue to pressure the Bank's earnings stability. Operating formerly as a credit union, ViewPoint was generally exempt from paying state and federal income tax. As a savings bank, the Bank is now subject to a federal income tax rate of approximately 34.0% and a state franchise tax of approximately 4.5%. The new federal and state tax burden will negatively impact the Bank's profitability and may reduce net income from prior historical levels.

       The credit risk profile of the Bank's asset base is heightened by the concentration of consumer loans. Consumer loans accounted for approximately $607.4 million, or 56.5% of total loans, as of December 31, 2005, of which $560.3 million consisted of consumer loans. These loans are considered to involve a higher degree of risk compared to first mortgage loans on one- to four-family, owner-occupied residential properties. In particular, the majority of the Bank's automobile loans comprise indirect automobile loans, which are originated through a third party and not directly by the Bank. As a result of the Bank's loan mix, the Bank may find it necessary to increase or continue the current level of provisioning for loan losses.

       The Bank's operating expenses have risen in recent years as a result of ViewPoint's overall growth and expansion. The Bank's net interest income amounted to $42.2 million in 2002 and surpassed total noninterest expense of $41.7 million. However, since 2002, net interest income has declined due to lower net interest margins and operating expenses have increased substantially. The gap between net interest income and total noninterest expense widened to $15.6 million in 2005 as total noninterest expense of $56.7 million exceeded net interest income of $41.1 million. As a result, increased pressure is placed on noninterest income sources of revenue to deliver competitive profitability. The Bank's significant noninterest revenue stream provides some degree of cushion should the net interest margin be impacted by dramatic rate movements.

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FELDMAN FINANCIAL ADVISORS, INC.

       Over the past several years, the Bank's expansion efforts led to increased investments in personnel, systems, and operating infrastructure. In addition, the Bank's prior history as a credit union contributed to a corporate culture that, to some extent, emphasized customer service over operating efficiency and incremental profitability. However, the management team is currently focused on improving efficiency and productivity and has implemented various initiatives to control the growth of operating expenses. Simultaneously, the Bank believes that its traditional commitment to quality service enhances its competitiveness in the highly competitive Dallas-Fort Worth banking market.

        In assessing opportunities to generate future growth, the Bank believes that it has a loyal customer base from which it can develop additional and untapped banking relationships. Also, the Bank believes that it can gain additional competitive advantages by positioning itself as the principal community-oriented, hometown financial institution of choice among local customers. The Bank's loan diversification goals are focused on increasing its real estate mortgage concentrations in portfolio. The infusion of additional capital will enable the Bank to fortify its equity base and to continue implementation of its planned business strategies and lending diversification.

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FELDMAN FINANCIAL ADVISORS, INC.

II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

       The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Bank because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

       The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the "new issue discount" that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Bank with a comparable group of publicly traded thrift institutions (the "Comparative Group"). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Bank's pro forma market value.

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FELDMAN FINANCIAL ADVISORS, INC.

Selection Criteria

       Selected market price and financial performance data for thrifts listed on the New York and American Stock Exchanges and those thrifts traded on the NASDAQ National Market are shown in Exhibit III. Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.
  Operating characteristics - An institution's operating characteristics are the most important factors because they affect investors" expected rates of return on a company's stock under various business/economic scenarios, and they influence the market's general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

  Degree of marketability and liquidity - Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations. We eliminated from the comparative group companies with market prices that were materially influenced by publicly announced or widely rumored acquisitions. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

  Geographic Location - The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.
       The operations of the Bank fit the general profile of an evolving thrift institution, concentrated on consumer retail banking in its local market and simultaneously expanding its market presence in the residential and commercial real estate arena. Consumer loans remain the core product in the Bank's loan portfolio, drawing upon its roots as a former credit union. However, residential and commercial real estate mortgage loans are the primary products currently emphasized by the Bank as it transitions to its current charter.

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FELDMAN FINANCIAL ADVISORS, INC.

       In determining the Comparative Group composition, we focused on the Bank's asset size, capitalization, and balance sheet fundamentals. Attempting to concentrate on the Bank's performance characteristics, we expanded the geographic criterion for comparable thrifts beyond the Southwest region. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members for inclusion. Specifically, we applied the following selection criteria:
  Publicly traded thrift - stock-form thrift whose shares are traded on the New York or American Stock Exchange or listed on the NASDAQ National Market.

  Non-acquisition target - company is not subject to a pending acquisition.

  Mutual holding company - company's majority stock ownership interest is held by a mutual holding company ("MHC").

  Second step transaction - company is not currently pursuing a second-step conversion and stock offering from MHC to fully-converted ownership form.

  Current financial data - publicly reported financial data available for the most recent last twelve months ("LTM") ending December 31, 2005.

  Asset size - total assets of between $500 million and $2.5 billion.

  Capitalization - equity to assets ratio greater than or equal to 5.00%.

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FELDMAN FINANCIAL ADVISORS, INC.

       As a result of applying the stated criteria, the screening process produced a reliable representation of public thrifts. A general operating summary of the eleven members selected for the Comparative Group is presented in Table 13. Reflective of the recent wave of MHC offerings, eight Comparative Group companies completed their initial public offerings ("IPOs") after January 1, 2004. The Comparative Group members ranged in asset size from $543.8 million at Ocean Shore Holding Company to $2.1 billion at Kearny Financial Corp. The average asset size of the Comparative Group was $898.2 million. Five of the comparables were located in the Mid-Atlantic region, and two each from the West, Southeast, and New England. Because of the limited number of publicly traded thrifts based in Texas or structured in the MHC form of ownership, we did not apply any geographic criteria in forming the Comparative Group.

       Included in the Comparative Group is one public thrift that operated formerly as a credit union. K-Fed Bancorp is the parent company of Kaiser Federal Bank in Covina, California. Until its charter conversion in November 1999, Kaiser Federal Bank was known as Kaiser Permanente Federal Credit Union, which reflected its field of membership that included employees of the Kaiser Permanente Medical Care Program in California. At the time of its charter conversion, Kaiser Federal Bank's loan portfolio had a significant level of automobile loans. However, its current portfolio consists primarily of residential mortgage loans.

       In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group companies generally exhibited average profitability ratios, higher capital ratios, and superior asset quality ratios. While some differences inevitably may exist between the Bank and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 13
Comparative Group Operating Summary
As of December 31, 2005

Company	City	State	No. of Offices	IPO Date	Total Assets ($mil.)	Total Equity/ Assets (%)

ViewPoint Bank	Plano	TX	34	NA	$1,428.1	7.09

Comparative Group
Abington Community Bancorp	Jenkintown	PA	12	12/17/04	844.1	13.89
Atlantic Coast Federal Corp.	Waycross	GA	12	10/05/04	743.8	12.49
BCSB Bankcorp, Inc.	Baltimore	MD	18	07/08/98	812.6	5.01
Charter Financial Corp.	West Point	GA	9	10/17/01	1,094.8	24.38
Clifton Savings Bancorp, Inc.	Clifton	NJ	10	03/04/04	837.4	23.75
Home Federal Bancorp, Inc.	Nampa	ID	15	12/07/04	695.7	14.83
Kearny Financial Corp	Fairfield	NJ	25	02/24/05	2,062.8	24.55
K-Fed Bancorp	Covina	CA	5	03/31/04	747.6	12.36
Ocean Shore Holding Co.	Ocean City	NJ	7	12/22/04	543.8	11.14
SI Financial Group Inc.	Willimantic	CT	17	10/01/04	691.9	11.57
Westfield Financial Inc.	Westfield	MA	10	12/28/01	805.1	14.39

Source: ViewPoint Bank; SNL Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

       Table 14 summarizes certain key financial comparisons between ViewPoint and the Comparative Group. Tables 15 through 19 contain the detailed financial comparisons of the Bank with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, credit risk, balance sheet composition, and growth rates. Financial data for the Bank, the Comparative Group, and All Public Thrift aggregate were utilized for the LTM period ending December 31, 2005.

       The Bank's LTM ROA was 0.19%, reflecting a profitability measure below the Comparative Group average of 0.71% and All Public Thrift average of 0.73%. The Bank's lower earnings level was attributable mainly to its higher operating expense ratio and higher level of loan loss provision. All but one member of the Comparative Group reported LTM ROA results above that of the Bank. BCSB Bankcorp reported an LTM ROA of 0.05%, as its profitability was impacted by a narrow net interest margin. The Bank's LTM ROE was 2.72% and positioned below the Comparative Group LTM ROE of 4.08%. The Bank's profitability ratios for the LTM period reflected the absence of income tax expense. Had the Bank paid income taxes for this period, its LTM ROA and ROE would have been 0.12% and 1.71%, respectively.

       The Bank's core ROA measured 0.21% for the LTM period ended December 31, 2005. The core earnings results exclude the effect of nonrecurring items. For ViewPoint, the nonrecurring gain of $855,000 on sale of membership interests and $1.1 million of charter conversion costs were excluded to calculate core earnings of $3.0 million. The Bank's core ROA of 0.21% compared unfavorably to the Comparative Group average core ROA of 0.63% and the All Public Thrift average core ROA of 0.75%.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 14
Key Financial Comparisons
ViewPoint Bank and the Comparative Group
As of or for the Last Twelve Months Ended December 31, 2005

	ViewPoint Bank	Comp. Group Average	All Public Thrift Average
Profitability
LTM Return on Average Assets (ROA)	0.19%	0.71%	0.73%
LTM Return on Average Equity (ROA)	2.72	4.42	7.52
Core Return on Avg. Assets (Core ROA)	0.21	0.63	0.75
Core Return on Avg. Equity (Core ROE)	3.00	3.99	7.72
Income and Expense (% of avg. assets)
Total Interest Income	4.54	4.75	5.19
Total Interest Expense	1.64	2.07	2.27
Net Interest Income	2.90	2.67	2.93
Provision for Loan Losses	0.43	0.06	0.10
Other Operating Income	1.67	0.55	0.81
Net Gains and Nonrecurring Income	0.06	0.13	0.04
General and Administrative Expense	3.92	2.25	2.51
Intangibles Amortization Expense	0.00	0.01	0.03
Nonrecurring Expense	0.08	0.01	0.06
Pre-tax Core Earnings	0.21	0.90	1.10
Efficiency Ratio	85.90	70.10	65.30
Yield-Cost Data
Yield on Interest-earning Assets	4.89	5.04	5.53
Cost of Interest-bearing Liabilities	2.11	2.67	2.68
Net Interest Spread	2.78	2.37	2.86
Asset Utilization (% of avg. total assets)
Avg. Interest-earning Assets	92.45	94.25	93.92
Avg. Interest-bearing Liabilities	78.99	78.09	82.33
Avg. Net Interest-earning Assets	13.46	16.15	11.23

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FELDMAN FINANCIAL ADVISORS, INC.

Table 14 (continued)
Key Financial Comparisons
ViewPoint Bank and the Comparative Group
As of or for the Last Twelve Months Ended December 31, 2005

	ViewPoint Bank	Comp. Group Average	All Public Thrift Average

Balance Sheet Composition (% of total assets)
Cash and Securities	19.91%	36.19%	26.01%
Loans Receivable, net	75.31	59.67	68.73
Real Estate	0.04	0.02	0.16
Intangible Assets	0.00	0.54	1.15
Other Assets	4.75	3.60	3.86
Total Deposits	88.34	66.00	66.38
Borrowed Funds	3.34	16.89	21.22
Other Liabilities	1.23	1.81	1.28
Total Equity	7.09	15.31	11.15

Loan Portfolio (% of total loans)
Residential Mortgage Loans	33.45	65.08	54.97
Other Real Estate Mortgage Loans	9.24	27.06	34.75
Nonmortgage Loans	57.31	7.86	10.33

Growth Rates
Total Assets	2.00	8.72	10.78
Total Loans	(1.36)	17.48	16.37
Total Deposits	2.65	9.95	10.33

Regulatory Capital Ratios
Tier 1 Leverage Ratio	7.15	11.95	9.66
Tier 1 Risk-based Capital	9.57	22.95	16.21
Total Risk-based Capital	10.29	24.78	17.13

Credit Risk Ratios
Nonperforming Loans / Total Loans	0.43	0.27	0.48
Nonperforming Assets / Total Assets	0.36	0.16	0.39
Reserves / Total Loans	0.71	0.73	0.87
Reserves / Nonperforming Assets	150.51	287.43	229.19

Source: ViewPoint Bank; SNL Financial; Feldman Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

       As shown in Table 15, ViewPoint's net interest margin of 3.13% compared favorably to the Comparative Group average of 2.84% and matched the All Public Thrift average of 3.13%. The Bank's strong net interest margin is supported by its net interest spread and funding cost advantage. The Bank's net interest spread of 2.78% was higher than the Comparative Group average of 2.37% and comparable to the All Public Thrift Average of 2.86%. The Bank's yield of 4.89% on interest-earning assets was lower than the corresponding aggregates, with the Comparative Group and All Public Thrift average yields measuring 5.04% and 5.53%, respectively. As discussed in the prior chapter, the Bank's loan portfolio includes a high concentration of automobile loans, which have experienced lower yields due to intensified competition among lenders and the historically low interest rate environment. The three Comparative Group companies (Charter Financial Corporation, Clifton Savings Bancorp, and Kearny Financial Corp.) with earning asset yields lower than the Bank's level are characterized by very high levels of investment and liquidity holdings exceeding 50% of total assets.

       The Bank did enjoy a funding cost advantage as evidenced in Table 17 by its 2.11% cost of interest-bearing liabilities versus the Comparative Group and All Public Thrift averages of 2.94% and 2.68%, respectively. The Bank's funding cost advantage reflected its deposit composition mix oriented heavily toward transaction accounts versus certificate accounts. The aggregate total of savings, demand, and money market deposits accounted for 84.5% of the Bank's deposit base. In addition, the significant concentration of noninterest-bearing demand accounts enhanced the Bank's deposit cost advantage. Furthermore, the Bank has relied sparingly on higher-costing borrowings as a funding source in contrast to most of the Comparative Group companies.

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FELDMAN FINANCIAL ADVISORS, INC.

       The Bank's noninterest operating income totaled 1.67% of average assets, exceeding the Comparative Group and All Public Thrift averages of 0.55% and 0.81%, respectively. Service charges and fees were the largest contributor to the Bank's noninterest revenue. The Bank has a large base of deposit accounts, owing to its past history as a credit union. The concentration of transaction deposits generates a steady stream of noninterest income from service charges on accounts and insufficient funds fees. In addition, the Bank's brokerage and insurance activities represent an expanding revenue source. ViewPoint offers brokerage services for the purchase and sale of non-deposit investment and insurance products through a third party brokerage arrangement.

       The Bank's provision for loan losses measured 0.43% of average assets, as compared to the Comparative Group average of 0.06% and the All Public Thrift average of 0.15%. After making unusually high provisions for loan losses in 2002 and 2003 due to its increased credit risk exposure, the Bank lowered its level of loan loss provision in recent years. However, because of the higher credit risk profile associated with the Bank's relatively large consumer loan portfolio, the Bank's level of loan loss provision continues to exceed the Comparative Group and All Public Thrift averages. The Bank has experienced higher levels of net charge-offs in relation to average total loans than the Comparative Group. The Bank's net charge-offs amounted to 0.62% of average loans in 2005, surpassing the Comparative Group average of 0.02%. Because of the shorter maturity for automobile loans and the depreciating and transitory nature of the collateral, the process of collection efforts, workout adjustments, and any necessary charge-offs or repossession is undertaken on a more accelerated basis when compared to residential mortgage loans. The Bank's nonperforming loan ratio measured 0.43% of total loans and exceeded the Comparative Group average of 0.27%, but was below the All Public Thrift average of 0.48%.

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FELDMAN FINANCIAL ADVISORS, INC.

Similarly, the Bank's nonperforming assets ratio of 0.36% was slightly higher than the Comparative Group average of 0.16%, but lower than the All Public Thrift average of 0.39%. As displayed in Table 19, the Bank's level of loan loss reserves at 0.71% of total loans was comparable to the Comparative Group average of 0.73% and below the All Public Thrift average of 0.87%.

       The Bank's operating expense ratio was much higher than the Comparative Group average. The Bank's general and administrative expense ratio of 3.92% was above the Comparative Group average of 2.50% and the All Public Thrift average of 2.64%. Among the Comparative Group, only two companies reported operating expense ratios in excess of 3.00%. SI Financial Group displayed an operating expense ratio of 3.44%, followed by Home Federal Bancorp at 3.24%.

       In general, operating expense ratios for credit unions tend to approach those of commercial banks and exceed those of savings institutions. The Bank's diversified lending and business activities are increasingly commercial bank-like in practice and, therefore, require a higher cost infrastructure to support these operations. In addition, due to its past history as a credit union, the Bank has a relatively large customer account base that must be serviced by staffing and other resources. The expansion of the Bank's branch network has also increased its Bank's operating cost structure. The Bank believes that these operating costs are necessary to service its customers and to support its diverse operations, and are offset by its revenue production from net interest and noninterest income sources.

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       The Bank's balance sheet composition reflected a higher level of loans and deposits in relation to total assets. Total net loans amounted to 73.3% of assets at the Bank as of December 31, 2005, versus 59.7% for the Comparative Group average and 68.7% for the All Public Thrift average. Cash and securities aggregated 19.9% of assets at the Bank, compared to 36.2% for the Comparative Group average and 26.0% for the All Public Thrift average. The Bank had no goodwill or other intangible assets, but maintained a higher level of other assets. Other assets, excluding intangibles and foreclosed real estate, composed 4.8% of the Bank's assets versus the Comparative Group average of 3.6%. The Bank's other assets at year-end 2005 primarily comprised $44.7 million of premises and equipment (3.1% of total assets) and $10.4 million of the NCUSIF deposit (0.7% of total assets).

       The Bank's borrowings level at 3.3% of assets reflected its usage of FHLB advances as a supplemental funding source. The Bank's borrowing concentration was much lower than the Comparative Group, as reflected by the average debt level of 16.9% of total assets for the Comparative Group and 21.2% for the All Public Thrift aggregate. Conversely, the Bank's deposit level at 88.3% exceeded the Comparative Group and All Public Thrift averages of 66.0% and 66.4%, respectively. The Bank's higher deposit concentration was also partially reflective of its higher degree of leverage as evidenced by a lower capital ratio. The Bank's equity level before the Stock Offering was 7.09% relative to assets, which was below the Comparative Group average of 15.31% and the All Public Thrift average of 11.15%. The Bank's risk-based capital ratios were also below the corresponding averages of the Comparative Group, reflecting the Bank's larger concentration of higher risk-weighted assets in the form of consumer loans.

       The Bank's concentration of residential mortgage loans measured 33.5% of total loans, versus the Comparative Group and All Public Thrift averages of 65.1% and 55.0%, respectively. Most of the Comparative Group members exhibited residential mortgage loan concentrations

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exceeding 50% of total assets. However, Charter Financial Corporation and Westfield Financial displayed residential mortgage loan levels of 42.2% and 28.9%, respectively. Charter Financial Corporation's loan portfolio is composed of a large segment of commercial real estate loans, while Westfield Financial's loan portfolio includes a high concentration of commercial real estate and commercial business loans.

       ViewPoint's concentration of nonmortgage loans at 57.3% of total loans easily outdistanced the Comparative Group and All Public Thrift averages of 7.9% and 10.3%, respectively. The Bank's past emphasis on consumer lending, particularly automobile loans, accounts for the high level of nonmortgage loans. Among the Comparative Group, Westfield Financial reported a nonmortgage loan concentration of 27.9% of total loans, owing largely to its commercial business loan portfolio. BCSB Bankcorp reported a nonmortgage concentration of 18.8%, consisting mainly of indirect automobile loans.

       The Bank's recent low growth rates reflect its objectives to focus on portfolio reconfiguration instead of sheer asset growth. The overall asset growth rate for the Bank was 2.0% and trailed the Comparative Group average of 8.7% and All Public Thrift average of 10.8%. The Bank's loan portfolio actually declined by 1.4% due to the decrease in automobile loans outstanding, in contrast to the average loan portfolio growth of 17.5% and 16.4% posted by the Comparative Group and All Public Thrift aggregate. Similarly, the Bank's deposit growth rate of 2.7% also was lower than the Comparative Group and All Public Thrift averages of 10.0% and 10.3%. Prior to 2005, the Bank's growth rates had been much higher. However, as noted earlier, the Bank began to focus on its charter conversion in 2005 and elected to neutralize its balance sheet growth objectives in favor of realigning its portfolio concentration targets.

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       In summary, the Bank's recent earnings performance lagged the results attained by the Comparative Group and All Public Thrift segment. The Bank's substandard profitability in 2005 was attributable mainly to a higher operating expense ratio and higher levels of loan loss provisions. ViewPoint's earnings fundamentals are favored by a relatively low cost of funds and solid base of noninterest revenue. Additionally, the Bank's growth outlook is enhanced by the attractive demographics in the local market.

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[Table 15]

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[Table 16]

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[Table 17]

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[Table 18]

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[Table 19]

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III. MARKET VALUE ADJUSTMENTS

General Overview
       This concluding chapter of the Appraisal identifies certain additional adjustments to the Bank's estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investments.

       Our appraised value is predicated on a continuation of the current operating environment for the Bank and thrift institutions in general. Changes in the Bank's operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Bank or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Stock Offering.

       In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects
(2)	Market Area
(3)	Management
(4)	Dividend Policy

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(5)	Liquidity of the Issue
(6)	Subscription Interest
(7)	Stock Market Conditions
(8)	Recent Acquisition Activity
(9)	New Issue Discount

Earnings Prospects

       Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market interest rates, the credit quality of assets, the stability of noninterest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor to investors in assessing earnings prospects. The Bank's profitability in recent years has trended downward due to a declining net interest margin and increased operating expenses. Moreover, reflective of ViewPoint's credit risk profile, the Bank's level of loan loss provisions continues to pose a potential drag on earnings even though asset quality measures have improved in recent years.

        Notwithstanding steady asset growth, the Bank's net interest income has declined slightly since 2002 due to the flattening of the yield curve which has led to a shrinking net interest margin. The Bank's net interest income level remains subject to pressure in a rising interest rate environment due to the fixed-rate nature of a large portion of its loan and security portfolios. ViewPoint also faces other challenges as it continues the transition from a consumer loan-driven credit union to a real estate mortgage-focused savings bank. Simultaneously, the Bank seeks to leverage its longstanding market presence through its newly authorized charter flexibility and to increase earnings by expanding customer relationship penetration with added product and service offerings and by improving operating efficiency. Managing the Bank's expense base as it converts to a public company and incurs additional related costs will be an important objective toward increasing earnings. Also, as the Bank shifts to a taxable operating status, the tax burden will dampen its net profit generation as compared to prior financial reporting periods.

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        Compared to many of its peers, the Bank has progressed further in its evolution to a diversified, full service financial institution. In its past history as a credit union, ViewPoint had already begun to operate more like a bank. However, many of these initiatives have not yet translated into tangible earnings growth. The infusion of capital from the Stock Offering will provide the Bank with the added flexibility and opportunity to accommodate continued implementation of its planned strategies. While undergoing realignment, the Bank's balance sheet structure does not indicate signs of sharply improved earnings production in the current business cycle. We therefore believe that, given the Bank's recent earnings trends of declining profitability and the implementation risks associated with its changing business emphasis, considerable uncertainty remains about the attainment of competitive profitability. Based on these considerations, we believe a downward adjustment is warranted for the Bank's earnings prospects with respect to the Comparative Group.

Market Area

       The members of the Comparative Group were drawn from various regions of the country. The Comparative Group companies are characterized by a cross-section of market areas that encompass smaller to mid-sized metropolitan areas. The Bank's primary market area encompasses the Dallas-Fort Worth MSA, which has recently reflected attractive population growth and economic expansion. Five-year demographic projections for the Dallas-Fort Worth MSA show a continuation of tremendous population growth and solid household income advancement. None of the Comparative Group companies" market areas exhibit such a favorable combination of robust population growth, above-average income levels, and below-average unemployment rates. Therefore, based on the demographic trends presently demonstrated by ViewPoint's primary market area and related growth opportunities for the Bank, we believe that an upward adjustment is warranted for market area considerations.

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Management

       Management's principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Bank competes in an increasingly competitive financial services environment. The challenges facing the Bank in attempting to generate improvements in profitability and enhance its competitiveness are paramount because of its restrained earnings in 2005. ViewPoint's management team is composed of seasoned executive officers with extensive experience at the Bank and in the local marketplace, complemented by several key additions recently in commercial lending and retail banking. We believe that investors will take into account that the Bank is professionally and knowledgeably managed by a team of experienced banking executives, but also note that stock investors will likely rely upon bottom-line earnings results as the means of evaluating the future performance of management as the Bank shifts its business emphasis. Based on these considerations, we believe no adjustment is warranted at this time based on management.

Dividend Policy

       The Bank's Board currently intends to adopt a policy of paying quarterly cash dividends, beginning after the first full quarter following completion of the Stock Offering. ViewPoint plans to set the initial annual dividend rate at $0.20 per share. The continued payment of dividends will depend upon a number of factors, including capital requirements, the Company's and Bank's financial condition and operating results, tax consideration considerations, statutory and regulatory limitations, and general economic conditions.

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       Payment of cash dividends has become commonplace among publicly traded thrifts with relatively high capital levels. All but one of the eleven members of the Comparative Group currently pay dividends. The average dividend yield of the Comparative Group was 2.14% as of March 31, 2006, and was comparable to the average All Public Thrift dividend yield of 2.23%. Based on an initial offering price of $10.00, the Company's expected dividend of $0.20 annually would reflect a dividend yield of 2.00%. Therefore, in recognition of the Company's stated intention to pay regular cash dividends at the indicated beginning rate, we believe that no adjustment is warranted for this factor.

Liquidity of the Issue

       With the increased number of market makers and institutional investors following thrift stocks, the overwhelming majority of thrift stock conversions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ National Market. The historically improved financial condition and operating performance of thrifts overall help them to meet initial market listing requirements and adhere to such guidelines thereafter.

       All but one of the eleven members of the Comparative Group are listed on the NASDAQ National Market, with Westfield Financial being traded on the American Stock Exchange. The Bank has applied to have its common stock listed for trading on the NASDAQ National Market following the Stock Offering and anticipates meeting the requirements for listing. Thus, we do not believe that any further adjustment is necessary to address this factor.

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Subscription Interest

       In recent years, thrift stock IPOs have attracted a great deal of investor interest and this speculative fervor generally continued through 2005. With a total of 27 completed conversions, 2005 marked the third consecutive year of increased volume in the thrift conversion market and represented the most conversions completed in one year since 1999. The MHC format continued to be the most popular option with a total of 17 MHC transactions in 2005. Seventeen of the 27 offerings were oversubscribed in the first tier. Investors traditionally have had mixed views about the MHC structure. The fact that the majority of the thrift's voting stock is controlled by the top-tier holding company makes it difficult for shareholders to exert their influence on management. Furthermore, MHCs tend to fall out of favor when investors turn bearish on the banking industry. A future decline in thrift valuations means a lower exchange ratio in any potential subsequent second-step conversion and discounting this back to the present means lower prices for MHC stocks. These factors along with high valuations on converting MHCs all contributed to a mixed bag of first-day trading among the MHC stock offerings in 2005, with only an average first-day price gain of 4.48%.

       The Bank has retained the services of Keefe, Bruyette & Woods, Inc. to assist in the marketing and sale of the Stock Offering. The Bank also plans to form an employee stock ownership plan ("ESOP") that will purchase common stock in the offering. The Bank's Board members and executive officers currently anticipate purchasing an aggregate amount of $2.0 million of common stock. Maximum individual purchase limitations per eligible category are placed at $400,000 and persons or groups acting in concert are limited to $700,000 in stock purchases in all categories.

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       Notwithstanding the demand for thrift IPOs, a strong subscription offering does not always indicate that the valuation should be increased or the offering should be priced in the upper end of the range. Many thrift IPO investors do not routinely purchase in the after-market, particularly at higher stock prices or involving stock issues with limited liquidity. As such, absent actual results of the Bank's subscription offering (as well as actual market conditions prevailing during the subscription offering), we do not believe any adjustment is warranted at this time.

Stock Market Conditions

       Table 20 graphically displays the performance of the SNL Thrift Index of all publicly traded thrifts and the SNL MHC Thrift Index as compared to the Standard & Poor's 500-Stock Index ("S&P 500") since year-end 2003. The SNL Thrift Index and SNL MHC Thrift Index both have generally tracked the cyclical trends of the broader stock index, advancing by 12.1% and 18.1%, respectively, during the period from December 31, 2003 to March 31, 2006, as compared to the S&P 500 increasing by 16.4%. During calendar 2005, the SNL Thrift Index advanced 0.7% while the SNL MHC Thrift Index declined by 0.6%, compared to a 3.0% increase in the S&P 500.

       The thrift industry has seen a steady recovery since the 1990s. This has been fueled primarily by the demand for housing loans, as the real estate sector of the economy has flourished. And despite a flattening yield curve, the industry posted record earnings for the fourth consecutive quarter in the fourth quarter of 2005. In general, thrifts are reporting strong equity levels, steady loan growth and solid asset quality. As margins are compressed due to the current interest rate environment, merger and acquisition activity may pick up.

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[Table 20]

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       Since the beginning of 2005, while moving erratically, thrift stocks have traded in a narrow range and have remained relatively flat. Given the general uncertainties about the pace of economic recovery, oil prices, the continuing war in Iraq, and the flat yield curve, both the thrift market and the broader market have exhibited some modest upward momentum in 2006. Going forward into 2006, as interest rates continue to rise, housing demand and the demand for home mortgages should continue its recent slowdown.

       Amid prospects that the Federal Reserve would at least pause its prolonged rate-increase program, the stock market rebounded in the first quarter as the S&P 500 advanced 3.7% and the SNL Thrift Index rose 2.8%. However, the Federal Reserve's announcement that it is not finished with rate increases in its effort to prevent inflation had the effect of dampening some of the market momentum toward the end of March 2006. As a result, analysts and investors continue to focus on economic reports for signs of strength, weakness, or inflationary pressure. At the very least, the overall uncertainty about the Federal Reserve's plans could create more market volatility and lead to sharp upward and downward swings for financial stocks particular.

Recent Acquisition Activity

       Acquisition speculation is one factor underpinning the prices of newly converted thrifts in the after-market. Table 21 summarizes recent acquisition activity involving banks and thrifts based in Texas. Since January 1, 2005, there have been 35 acquisitions involving Texas banks and thrifts. Only one thrift, Balcones Bank SSB (San Marcos, Texas) is listed among the group of recent sellers. The largest recent acquisition of a Texas bank involved the purchase of Amegy Bancorporation, previously the largest independent bank based in Houston, by Utah-based Zions Bancorporation.

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[Table 21]

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       In the local Dallas-Fort Worth market, the most visible bank acquisition recently was the purchase of TexasBanc Holding Company by Alabama-based Compass Bancshares, which moved up in the deposit market rankings from seventh to fifth as a result. Overall acquisition valuation ratios for Texas financial institutions were slightly higher than the premiums reported nationwide. As the Company's majority ownership will be controlled by ViewPoint MHC, we do not believe that acquisition premiums are a significant factor to consider in determining the Company's pro forma market value, and any speculative interest may be reflected to some degree in the general trading values of thrift stocks and encompass members of the Comparative Group as well.

New Issue Discount

       A "new issue" discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining thrift stock prices as investors require larger inducements, and narrows during strong market conditions. The thrift conversion market continues to respond to the after-market performance of recent offerings. Table 22 presents a summary of thrifts that have completed first-stage minority MHC stock offerings since January 1, 2004.

       There were 17 MHC stock offerings in 2005 and three so far in 2006. Recently, the after-market price performance of MHC thrift IPOs has been restrained. Of the 20 MHC offerings completed since January 1, 2005, the average first-day price increase was 4.5%, with an average price gain of 16.2% through March 31, 2006. Four of these 20 MHC issues were still trading below their IPO prices, along with two other MHCs that completed IPOs in December 2004.

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[Table 22]

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       The three MHC stock offerings completed thus far in 2006 have experienced mixed after-market receptions. Magyar Bancorp, Inc. has advanced 20.2%, while United Community Bancorp and Greenville Federal Financial Corp. exhibited more restrained performances with net price gains of 8.0% and 1.0%, respectively, as of March 31, 2006.

       In the after-market, thrift conversions had been trading upward to a range between 90% and 100% of fully converted book value, but found resistance at this level until a discernible trend in earnings improvement was evident. To price a new offering at 90% of pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations and produce very marginal returns on equity.

       Accordingly, thrift conversions continue to be priced at discounts to publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to adeptly leverage the balance sheet in the currently low interest rate environment. Moreover, the uneven after-market price performance of recent MHC thrift IPOs provides added reason to continue to factor in a new issue discount for valuation of current thrift IPOs.

       Investors are aware that at initial pro forma price-to-book ratios approaching the current trading range of a majority of public thrifts, price-to-earnings ratios of converting thrifts would be excessive, returns on equity very low, and capital levels dramatically high. Based upon the price-to-book valuation metric, thrift conversions recently have been discounted by 40% to 50% relative to the overall thrift trading market on a fully converted basis.

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Adjustments Conclusion

       It is our opinion that the Bank's pro forma valuation should be discounted relative to the Comparative Group because of earnings prospects and the new issue discount. The magnitude of these discounts is partially offset by the upward adjustment accorded to the Bank for market area. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, converting thrifts are often valued at substantial discounts to peer institutions relative to price-to-book ratios, but at lesser discounts to the comparable institutions" price-to-earnings ratios. It is the role of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts and premiums.

Valuation Approach

       In determining the estimated pro forma market value of the Company, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share ("P/E"), price-to-book value per share ("P/B"), price-to-tangible book value per share ("P/TB"), and price-to-assets ("P/A"). In order to consider the unique trading characteristics of MHC stock issues, we have computed in Table 23 the fully converted market valuation ratios of the Comparative Group as of March 31, 2006. The fully converted valuation ratios for the Comparative Group companies have been computed based on the following assumptions: (i) all shares owned by the MHC are sold at the current stock price; (ii) the gross proceeds are adjusted to reflect estimated offering expenses equivalent to 2.0% of the gross offering; (iii) stock benefit plans in the form of the employee stock ownership plan and restricted stock plan are assumed to purchase 8.0% and 4.0% of the stock offering; and (iv) net proceeds are assumed to be reinvested at the one-year Treasury yield and earnings are adjusted for the impact of the stock benefit plans under standard terms. As shown in Table 23 on a fully converted basis, the average P/B ratio for the Comparative Group was 96.4%, the average P/TB was 97.8%, and the average P/E was 32.8x.

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       Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio is an important valuation ratio in the current thrift stock environment and was a key focus in developing our estimate of the Company's pro forma market value. However, the Bank's unusually low earnings for the LTM period ending December 31, 2005 rendered the P/E as a less meaningful valuation metric. The Bank's earnings of $2.7 million reflected an LTM ROA of 0.19% and the Bank's core earnings of $3.0 million resulted in a core ROA of 0.21%.

       As shown in Table 24, the average P/B ratio on a fully converted basis for the Comparative Group was 96.4% and the median was 95.7%. In comparison, the All Public Thrift average and median P/B ratios were 148.9% and 135.6%. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined a fully converted pro forma price-to-book ratio and price-to-tangible book ratio of 71.0% for the Company, which reflect an aggregate midpoint value of $185.0 million based on the assumptions summarized in Exhibit IV. Employing a range of 15% above and below the midpoint, the resulting minimum value of $157.3 million reflects a 66.5% P/B ratio and the resulting maximum value of $212.8 million reflects a 74.7% P/B ratio. The adjusted maximum, an additional 15.0% above the maximum, is positioned at approximately $244.7 million and a P/B ratio of 78.3%. At this adjusted maximum price-to-book valuation ratio, the Company is valued slightly below the average P/B ratio on a fully converted basis of 82.9% for recent MHC stock offerings as displayed previously in Table 22.

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       The Bank's pro forma maximum P/B ratio of 74.7% reflects a 22.5% discount to the Comparative Group average P/B ratio of 96.4% and a 49.8% discount to the All Public Thrift average of 148.9%. At the adjusted maximum, the Bank's pro forma P/B ratio of 78.3% reflects an 18.8% discount to the Comparative Group average and a 47.4% discount to the All Public Thrift average.

       Table 25 displayed the pro forma valuation ratios of the Bank and the Comparative Group on an MHC reported basis as of March 31, 2006. For the Bank, the ratios reflect a sale of minority stock interest amounting to 45% as described in Exhibit V. On an MHC reported basis, the Bank's P/B ratio of 125.5% at the adjusted maximum offering represented a 37.0% discount to the Comparative Group average of 199.0% and a 34.2% discount to the All Public MHC average of 190.8%.

       Based on the Valuation Range as indicated above, the Bank's pro forma fully converted P/E ratios ranged from a minimum of 35.7x to 45.5x at the adjusted maximum based on LTM earnings and from 33.3x to 43.5x based on core earnings. The historical earnings results of the Bank for the LTM period ended December 31, 2005, did not reflect any income tax expense. Had the Bank been subject to income taxes, the lower pro forma earnings would have resulted in even higher P/E ratios ranging from 45.5x to 55.6x based on LTM earnings and from 43.5x to 52.6x based on core earnings. The Bank's pro forma maximum P/E LTM ratio of 41.7x reflects a 27.1% premium to the Comparative Group average P/E ratio of 32.8x. The premium P/E ratio accorded to the Bank's pro forma valuation range is a nominal factor that actually results from the Bank's much lower earnings base.

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       On an MHC reported basis, the Bank's pro forma P/E at the adjusted maximum offering was 62.5x and represented a premium of 53.4% to the Comparative Group average of 40.7x and a 62.3% premium to the All Public MHC Thrift average of 38.5x. Based on core earnings, the Bank's pro forma P/E of 58.8x constituted a 16.7% premium to the Comparative Group average of 50.4x and a 34.0% premium to the All Public MHC Thrift average of 43.9x.

       Based on the P/A measure, the Bank's pro forma midpoint of $185.0 million reflects a corresponding fully converted valuation ratio of 11.65%, ranging from 10.06% at the minimum to 13.20% and 14.92% at the maximum and adjusted maximum, respectively. The Bank's less favorable capitalization and profitability levels resulted in P/A ratio discounts in contrast to the Comparative Group average. Similarly, on an MHC reported basis, the Bank's pro forma P/A ratios ranging from 10.57% at the offering minimum to 16.08% at the adjusted maximum offering reflected discounts to the Comparative Group average of 31.08% and the All Public MHC Thrift average of 29.03%.

Valuation Conclusion

       It is our opinion that, as of March 31, 2006, the aggregate estimated pro forma market value of the Company on a fully converted basis was within the Valuation Range of $157,250,000 to $212,750,000 with a midpoint of $185,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $244,662,500.

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       Exhibit IV displays the assumptions and calculations utilized in determining the Company's estimated pro forma market value on a fully converted basis. Exhibit V displays the Company's resulting pro forma data assuming a sale of 45% of the aggregate pro forma market value of common stock in the MHC Stock Offering.

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[Table 23]

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[Table 24]

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[Table 25]

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Exhibit I
Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm's office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning and Development Analyst with the Wilmington Trust Bank in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green - Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike's 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.

Greg Izydorczyk - Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1
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Exhibit II-1
Consolidated Balance Sheets
As of December 31, 2004 and 2005
(Dollars in Thousands)

	December 31,
	2005	2004
ASSETS
Cash and due from banks	$ 42,590	$ 35,135
Short-term interest-bearing deposits	82,923	94,464
Certificates of deposit	11,000	16,000
Securities available for sale	101,860	26,222
Securities held to maturity	41,962	63,429
Loans held for sale	2,306	3,238
Loans, net of allowance	1,073,167	1,086,448
Federal Home Loan Bank stock	3,958	4,481
Mortgage servicing rights	2,068	2,254
Foreclosed assets, net	519	1,116
Premises and equipment, net	44,687	46,822
National Credit Union Share Insurance Fund deposit	10,424	9,783
Membership capital account at corporate credit union	1,000	1,000
Accrued interest receivable	5,010	4,033
Other assets	4,588	5,596
TOTAL ASSETS	$1,428,062	$1,400,021

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$ 199,264	$ 174,183
Interest-bearing demand	106,604	115,332
Savings and money market	760,442	748,573
Time	195,304	190,911
Total deposits	1,261,614	1,228,999

Federal Home Loan Bank advances	47,680	57,545
Other liabilities	17,587	14,046
Total liabilities	1,326,881	1,300,590

Regular reserve	35,786	35,786
Retained earnings	66,627	63,903
Accumulated other comprehensive income (loss)	(1,232)	(258)
Total equity	101,181	99,431

TOTAL LIABILITIES AND EQUITY	$1,428,062	$1,400,021

Source: ViewPoint Bank, audited financial statements.

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2
Consolidated Income Statements
For the Years Ended December 31, 2003 to 2005
(Dollars in Thousands)

	Year Ended December 31,
	2005	2004	2003
Total interest income	$64,421	$59,428	$61,466
Total interest expense	23,342	18,285	19,558
Net interest income	41,079	41,143	41,908
Provision for loan losses	6,120	6,199	8,046
Net interest income after provision	34,959	34,944	33,862
Service charges and fees	20,359	21,693	16,939
Brokerage fees	548	583	510
Gain on sale of membership interests	855	--	--
Net gains on sales of loans	351	631	2,122
Title fee income	524	466	1,120
Other	1,848	1,349	1,473
Total noninterest income	24,485	24,722	22,164

Salaries and employee benefits	31,654	28,870	25,845
Advertising and marketing	2,517	2,844	2,217
Occupancy and equipment	5,402	5,194	4,700
Outside professional services	322	255	354
Data processing	4,453	3,845	3,384
Office operations	6,540	6,251	6,342
Charter conversion costs	1,137	149	--
Deposit processing charges	1,207	904	625
Other operating expenses	3,488	2,338	2,616
Total noninterest expense	56,720	50,650	46,083
Net income	$ 2,724	$ 9,016	$ 9,943

Source: ViewPoint Bank, audited financial statements.

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3
Loan Portfolio Composition
As of December 31, 2003 to 2005
(Dollars in Thousands)

	December 31,
	2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans
One- to four-family	$ 274,230	25.51%	$ 225,170	20.72%	$ 201,063	19.53%
Commercial	99,334	9.24	45,667	4.20	27,037	2.63
Home equity	85,365	7.94	79,548	7.32	65,002	6.31
Total real estate loans	458,929	42.69	350,412	32.24	293,102	28.47

Other Loans
Consumer:
Automobile indirect	364,046	33.86	450,971	41.54	435,598	42.31
Automobile direct	196,254	18.25	224,021	20.61	242,718	23.58
Other secured	18,263	1.70	21,242	1.95	17,622	1.71
Lines of credit/unsecured	28,804	2.68	34,722	3.19	36,748	3.57
Total consumer	607,367	56.49	730,956	67.26	732,686	71.17

Commercial business	8,813	0.82	5,446	0.50	3,761	0.36
Total other loans	616,180	57.31	736,402	67.76	736,347	71.53

Total loans, gross	1,075,109	100.00%	1,086,787	100.00%	1,029,449	100.00%

Deferred fees and discounts	8,061		11,323		11,835
Loans held for sale	(2,306)		(3,238)		--
Allowance for losses	(7,697)		(8,424)		(9,264)

Total loans, net	$1,073,167		$1,086,448		$1,032,729

Source: ViewPoint Bank, preliminary prospectus.

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4
Net Lending Activity
For the Years Ended December 31, 2003 to 2005
(Dollars in Thousands)

	Year Ended December 31,
	2005	2004	2003
Originations by Type
Adjustable Rate Loans:
Real estate loans
One-to four-family	$ 10,705	$ 19,319	$28,544
Commercial	11,494	8,753	5,878
Home equity	10,994	22,167	4,582
Consumer loans
Other secured	8,571	7,384	7,477
Line of credit/unsecured	2,475	4,843	8,351
Commercial business	6,473	2,041	1,479
Total adjustable-rate	50,712	64,507	56,311

Fixed Rate Loans:
Real estate
One-to four-family	123,687	120,330	270,037
Commercial	70,342	19,993	15,370
Home equity	24,280	25,477	38,917
Consumer
Automobile indirect	111,782	224,206	277,847
Automobile direct	98,038	121,771	156,755
Other secured	3,856	8,582	12,973
Line of credit/unsecured	6,698	6,795	5,403
Commercial business	3,832	3,149	3,307
Total fixed-rate	442,515	530,303	780,609
Total loans originated	493,227	594,810	836,920
Purchases
Real estate loans - commercial	8,825	7,075	6,300

Total loans purchased	8,825	7,075	6,300

Sales and Repayments
One- to four family loans sold	21,244	43,950	159,024
Commercial real estate loans sold	18,430	1,000	--
Principal repayments	473,124	494,458	533,777
Total reductions	512,798	539,408	692,801

Increase (decrease) in other items, net	2,535	(281)	1,300

Net increase (decrease)	$ (13,281)	$ 62,196	$151,719
Source: ViewPoint Bank, preliminary prospectus.

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5
Investment Portfolio Composition
As of December 31, 2003 to 2005
(Dollars in Thousands)

	December 31,
	2005		2004		2003
	Amort. Cost	Fair Value	Amort. Cost	Fair Value	Amort. Cost	Fair Value
Securities Available for Sale
U.S. Government and agency	$ 22,605	$ 21,892	$25,176	$24,917	$ --	$ --
Collateralized mortgage obligations	60,617	60,059	1,304	1,305	2,132	2,135
Mortgage-backed securities	19,870	19,909	--	--	--	--
Total available for sale	103,092	101,860	26,480	26,222	2,132	2,135

Securities Held to Maturity:
U.S. Government and agency	18,007	17,736	23,040	22,717	47,110	47,050
Corporate	3,009	3,010	5,094	5,165	5,183	5,443
Collateralized mortgage obligations	20,946	20,750	35,295	35,107	64,748	64,470
Total held to maturity	41,962	41,496	63,429	62,989	117,041	116,963

Total Investment Securities	145,054	143,356	89,909	89,211	119,173	119,095

Federal Home Loan Bank stock	3,958	3,958	4,481	4,481	4,159	4,159

Total	$149,012	$147,314	$94,390	$93,692	$123,332	$123,257

Source: ViewPoint Bank, preliminary prospectus.

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-6
Deposit Account Distribution
As of December 31, 2003 to 2005
(Dollars in Thousands)

	December 31,
	2005		2004		2003
	Amount	Pct. of Total	Amount	Pct. of Total	Amount	Pct. of Total
Non-certificate Accounts
Non-interest bearing demand	$ 199,264	15.79%	$ 17,183	14.17	$ 152,479	13.05%
Interest bearing demand	106,604	48.45	115,332	9.38	117,230	10.03
Savings	277,007	21.96	279,230	22.72	275,491	123.58
Money market	469,398	37.21	452,704	36.84	443,380	37.95
IRA	14,037	1.11	16,639	1.35	16,886	1.45
Total non-certificates	1,066,310	1.11	1,038,088	84.47	1,005,466	86.06

Certificate accounts
0.00% - 1.99%	2,475	0.20	40,681	3.31	51,375	4.40
2.00% -3.99%	123,819	9.81	117,123	9.53	97,568	8.35
4.00% - 5.99%	68,829	95.46	31,562	2.57	11,998	1.03
6.00% and over	181	0.01	1.547	0.13	1,898	0.16
Total certificates	195,304	15.48	190,911	15.53	162,839	13.94

Total deposits	$1,261,614	100.00%	$1,228,999	100.00%	$1,168,305	100.00%

Source: ViewPoint Bank, preliminary prospectus.

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-7
Borrowed Funds Distribution
As of or for the Years Ended December 31, 2003 to 2005
(Dollars in Thousands)

	Year Ended December 31,
	2005	2004	2003
FHLB Advances
Maximum balance during period	$227,990	$216,032	$191,650
Balance at end of period	47,680	57,545	39,889
Average balance during period	52,149	45,289	35,215
Weighted average rate at end of period	4.58%	4.52%	4.70%
Weighted average rate during period	4.58%	4.52%	4.72%

Source: ViewPoint Bank, preliminary prospectus.

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-8
Branch Office Network
As of December 31, 2005

Location	Square Feet	Owned or Leased	Lease Expiration Date	Net Book Value at 12/31/05
ADMINISTRATIVE OFFICES

Pitman West (Main Office) 1309 W. 15th Street Plano, TX 75075	53,022	Owned	N/A	$2,376,000

Pitman East 1201 W 15th St. Plano, TX 75075	54,409	Owned	N/A	$4,847,000

Richardson Annex 1201 W 15th St. Plano, TX 75075	3,400	Owned	N/A	$90,000

BRANCH OFFICES

Addison 4560 Beltline Suite 100 Addison, TX 75001	6,730	Leased	05/01/08	N/A

Call Center 2101 Custer Rd. Plano, TX 75075	31,762	Owned	N/A	$3,173,000

Allen 321 East McDermott Allen, TX 75002	4,500	Owned	N/A	$443,000

Carrollton 1801 Keller Springs Carrollton, TX 75006	5,693	Owned	N/A	$1,284,000

Coppell 687 Denton Tap Road Coppell, TX 75019	5,674	Owned	N/A	$1,810,000

East Plano 2501 East Plano Parkway Plano, TX 75074	5,900	Owned	N/A	$1,598,000

Flower Mound Albertsons* 2101 Justin Road Flower Mound, TX 75028	459	Leased	09/10/13	N/A

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-8 (continued)
Branch Office Network
As of December 31, 2005

Location	Square Feet	Owned or Leased	Lease Expiration Date	Net Book Value at 12/31/05

Forest Lane Albertsons* 3630 Forest Lane Dallas, TX 75229	471	Leased	06/24/13	N/A

Frisco 3833 Preston Frisco, TX 75034	4,800	Owned	N/A	$1,154,000

Garland 2218 N. Jupiter Garland, TX 75044	4,800	Owned	N/A	$892,000

Garland Tom Thumb* 2645 Arapaho Rd Garland, TX 75044	550	Leased	06/30/07	N/A

Grand Prairie Albertsons* 215 N. Carrier Pkwy Grand Prairie, TX 75050	452	Leased	08/08/12	N/A

Grapevine Albertsons* 2100 W. Northwest Hwy Ste. 223 Grapevine, TX 76051	553	Leased	03/19/12	N/A

Lake Highlands Albertsons* 10203 East Northwest Hwy Dallas, TX 75238	391	Leased	11/14/11	N/A

Lewisville Albertsons* 2150 S. Hwy 121 Lewisville, TX 75067	483	Leased	06/28/10	N/A

Los Rios Kroger* 4017 14th Street Plano, TX 75074	473	Leased	04/20/09	N/A

McKinney 2500 W. Virginia Pkwy McKinney, TX 75070	4,500	Owned	N/A	$735,000

McKinney Albertsons* 6800 W. Virginia Pkwy McKinney, TX 75070	425	Leased	08/29/12	N/A

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-8 (continued)
Branch Office Network
As of December 31, 2005

Location	Square Feet	Owned or Leased	Lease Expiration Date	Net Book Value at 12/31/05

McKinney Mini 231 N. Chestnut McKinney, TX 75069	1,800	Owned	N/A	$78,000

Midway Albertsons* 4349 W. Northwest Hwy Dallas, TX 75220	325	Leased	12/29/14	N/A

North Dallas Tom Thumb* 18212 Preston Road Dallas, TX 75252	550	Leased	04/30/07	N/A

NW Frisco Albertsons* 309 Main Street Frisco, TX 75034	470	Leased	07/14/13	N/A

Plano Albertsons* 1301 Custer Road Ste 200 Plano, TX 75075	331	Leased	06/19/11	N/A

Richardson 720 E. Arapaho Richardson, TX 75081	22,000	Owned	N/A	$1,054,000

Richardson Mini 1775 North Plano Rd Richardson, TX 75081	2,500	Owned	N/A	$210,000

Roanoke Albertsons* 1108 N. Hwy 377 Roanoke, TX 76262	442	Leased	09/18/13	N/A

Spring Valley Albertsons* 14211 Coit Rd Dallas, TX 75254	452	Leased	08/29/12	N/A

Stonebriar Albertsons* 4268 Legacy Drive Frisco, TX 75034	470	Leased	05/19/13	N/A

Tollroad Express 5900 West Park Boulevard Plano, TX 75093	2,000	Owned	N/A	$558,000

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-8 (continued)
Branch Office Network
As of December 31, 2005

Location	Square Feet	Owned or Leased	Lease Expiration Date	Net Book Value at 12/31/05

West Allen
225 S. Custer Rd. Allen, TX 75013	4,800	Owned	N/A	$941,000

West Plano 5400 Independence Pkwy. Plano, TX 75023	22,800	Owned	N/A	$2,128,000

West Richardson 1280 West Campbell Rd. Richardson, TX 75080	4,500	Owned	N/A	$644,000

Westcliff Albertsons* 2225 W. Ledbetter Rd. Dallas, TX 75224	715	Leased	06/19/11	N/A

Wylie Albertsons* 921 Westgate Way Wylie, TX 75098	425	Leased	08/29/12	N/A

* Represents in-store location
Source: ViewPoint Bank, preliminary prospectus

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit III]

III-1
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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1
Pro Forma Assumptions for Full Conversion Valuation
  The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

  The net offering proceeds are invested to yield a return of 4.38%, which represented the yield on one-year U.S. Treasury securities at December 31, 2005. The effective income tax rate was assumed to be 37.0%, resulting in a net after-tax yield of 2.76%.

  It is assumed that 8.0% of the shares offered for sale at the initial offering price will be acquired by the Bank's employee stock ownership plan ("ESOP"). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a ten-year loan period. No reinvestment is assumed on proceeds used to fund the ESOP.

  It is assumed that 4.0% of the shares offered for sale at the initial offering price will be acquired by the Bank's restricted stock plan ("RSP"). Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the RSP.

  Fixed offering expenses are estimated at $1.75 million.

  Marketing fees for the stock offering are estimated at 1.00% of the amount of stock sold in the offering, excluding stock purchased by the ESOP and an estimated aggregate amount of $2.2 million in stock purchased by directors, officers, and employees or members of their immediate families.

  No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

  No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit IV-2]

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit IV-3]

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit IV-4]

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit V-1
Pro Forma Assumptions for MHC Stock Offering
  The aggregate common stock sold in the stock offering will amount to 45% of total shares outstanding. The remaining 55% of common stock will be owned by ViewPoint MHC.

  The total amount of the net offering proceeds was fully invested at the beginning of the applicable period. The Bank's equity capital is reduced by $250,000 to fund capitalization of ViewPoint MHC.

  The net offering proceeds are invested to yield a return of 4.38%, which represented the yield on one-year U.S. Treasury securities at December 31, 2005. The effective income tax rate was assumed to be 37.0%, resulting in a net after-tax yield of 2.76%.

  It is assumed that 3.60% of total shares outstanding (or 8.00% of the shares offered for sale) will be acquired by the Bank's employee stock ownership plan ("ESOP"). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a ten-year loan period. No reinvestment is assumed on proceeds used to fund the ESOP.

  It is assumed that 1.80% of total shares outstanding (or 4.00% of the shares offered for sale) will be acquired by the Bank's restricted stock plan ("RSP"). Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the RSP.

  It is assumed that an additional 4.50% of the total shares outstanding (or 10.00% of the shares offered for sale) will be reserved for issuance by the Bank's stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $2.57 per share. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period, 30% of the options granted were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period.

  Fixed offering expenses are estimated at $1.75 million. Marketing fees for the stock offering are estimated at 1.00% of the amount of stock sold in the offering, excluding stock purchased by the ESOP and an estimated aggregate amount of $2.2 million in stock purchased by directors, officers, and employees or members of their immediate families.

  No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

  No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit V-2]

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit V-3]

Appraisal Update

FELDMAN FINANCIAL ADVISORS, INC.

1725 K STREET, NW * SUITE 205 WASHINGTON, DC 20006 202-467-6862 (FAX) 202-467-6963

ViewPoint Bank Plano, Texas Conversion Valuation Appraisal Report Valued as of May 31, 2006 Prepared By Feldman Financial Advisors, Inc. Washington, D.C.

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FELDMAN FINANCIAL ADVISORS, INC.

1725 K STREET, NW * SUITE 205 WASHINGTON, DC 20006 202-467-6862 (FAX) 202-467-6963

May 31, 2006

Board of Directors
ViewPoint Bank
1309 W. 15th Street
Plano, Texas 75075

Members of the Board:

              Feldman Financial Advisors, Inc. ("Feldman Financial") hereby provides an updated appraisal ("Appraisal") of the estimated pro forma market value of ViewPoint Bank ("ViewPoint" or the "Bank") on a fully converted basis, as of May 31, 2006, in conjunction with the Bank's reorganization (the "Reorganization") from a mutual savings bank to the mutual holding company ("MHC") form of ownership. Pursuant to the Reorganization, the Bank will become a federal stock savings bank subsidiary of ViewPoint Financial Group (the "Company"). The Company will be a majority-owned subsidiary of ViewPoint MHC and offer 45.0% of its outstanding shares of common stock for sale in a subscription and community offering (the "Stock Offering") to eligible depositors, the employee stock ownership plan, and certain members of the general public. The remaining 55.0% of common stock will be owned by ViewPoint MHC.

              In preparing this Appraisal, we conducted an analysis of the Bank that included discussions with its management. In addition, where appropriate, we considered information based upon other available public sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed conditions in the securities markets in general and the market for thrift stocks in particular. Our Appraisal is based on representations by the Bank that information contained in the preliminary offering prospectus and information furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements or any of the other information provided to us by the Company or its independent auditor. Our previous Appraisal as of March 31, 2006 is incorporated and supplemented herein by reference.

              Our Appraisal is not intended, and must not be construed to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because such valuations are necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to our estimate of the Bank's pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
ViewPoint Bank
May 31, 2006
Page Two

Recent Financial Performance

              Table 1 summarizes the Bank's financial condition data as of December 31, 2005 and March 31, 2006. Exhibit 1 presents the Bank's consolidated balance sheets for the corresponding periods. ViewPoint's total assets increased by $66.5 million, or 4.7%, from $1.43 billion at December 31, 2005 to $1.49 billion at March 31, 2006. The asset increase reflected increases of $64.4 million in cash and interest-bearing deposits and of $28.3 million in investment securities, offset partially by a decrease in the loan portfolio of $28.0 million.

Table 1
Selected Financial Condition Data
As of December 31, 2005 and March 31, 2006
(Dollars in Thousands)
	Mar. 31, 2006	Dec. 31, 2005
Total assets	$1,494,530	$1,428,062
Cash and interest-bearing deposits	200,899	136,513
Investment securities	172,090	143,822
Loans, net of allowance	1,042,313	1,073,167
Deposits	1,321,431	1,261,614
Borrowings	47,583	47,680
Total equity	107,540	101,181

              The decrease in the loan portfolio from $1.07 billion at December 31, 2005 to $1.04 billion at March 31, 2006 reflected the continuing diversification of the Bank's lending activity. The Bank's ongoing de-emphasis of consumer loans, particularly indirect automobile loans, resulted in a decline of $53.5 million in the consumer loan portfolio while real estate and commercial business loans increased a combined $22.8 million. Originations in real estate and commercial lending are anticipated to be less than that of the Bank's past production of automobile loans. ViewPoint intends to invest excess funds into investment securities. Exhibit 2 contains a summary of the Bank's loan portfolio as of December 31, 2005 and March 31, 2006.

              Total deposits increased by $59.8 million, or 4.7%, to $1.32 billion at March 31, 2006 from $1.26 billion at December 31, 2005. Time deposits increased $21.8 million, demand deposits increased $17.5 million, and savings and money market accounts increased $20.6 million during the quarter. The increase in total deposits was attributable to new product

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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
ViewPoint Bank
May 31, 2006
Page Three

development, accounting for $13.0 million of the growth, while the remaining growth resulted from a small number of depositors increasing balances in anticipation of the Stock Offering and a timing issue as the quarter ended on a Friday, which inflated growth in demand deposit accounts due to large payroll deposits. During April 2006, almost all of the deposits made in anticipation of the Stock Offering were withdrawn.

              Borrowings under Federal Home Loan Bank ("FHLB") advances decreased $97,000 to $47.6 million at March 31, 2006 from $47.7 million at December 31, 2005. In order to match long-term real estate loan production, the Bank made borrowings repayments of $2.1 million and borrowed $2.0 million as part of its asset/liability management strategy.

              Total equity increased $6.4 million, or 6.3%, to $107.5 million at March 31, 2006 from $101.2 million at December 31, 2005. As a result of the increase in capital, the ratio of total equity to total assets increased to 7.20% at March 31, 2006 from 7.09% at year-end 2005. The increase in equity was primarily due to recognition of an income tax benefit of $6.1 million related to the recording of a deferred tax asset. In connection with the Bank's conversion from a credit union to a federal savings bank, it became subject to income taxes effective January 1, 2006. On January 1, 2006, the Bank recorded a net deferred tax asset in the amount of $6.1 million to account for certain timing differences associated with depreciation of premises and equipment, bad debt deduction, and mortgage servicing rights.

              Table 2 presents the Bank's operating results summary for the three months ended March 31, 2005 and 2006. Exhibit 3 provides the Bank's consolidated income statements for the corresponding quarters, and Exhibit 4 shows the income statements for the years ended December 31, 2003 to 2005. The Bank's earnings advanced from $1.9 million in the March 2005 quarter to $6.4 million for the March 2006 quarter, mainly due to the realization of the income tax benefit. Pre-tax earnings actually declined from $1.9 million in the March 2005 quarter to $425,000 for the March 2006 quarter. The decline in pre-tax earnings was primarily attributable to a decline of $370,000 in net interest income, a decline of $1.1 million in total noninterest income, and an increase of $895,000 in total noninterest expense.

              The Bank's net interest income decreased 3.7% to $9.8 million for the March 2006 quarter from $10.1 million during the March 2005 quarter. The decrease primarily resulted from an increase in the cost of funds as caused by the continued rising interest rate environment. The Bank's net interest margin declined from 3.12% in the March 2005 quarter to 2.94% in the March 2006 quarter. Similarly, the net interest spread narrowed from 2.86% to 2.53%. The Bank's weighted average yield on interest-earning assets increased by 25 basis points from 4.74% to 4.99%, largely due to maturing of loans at lower rates and reinvesting the proceeds at higher rates. However, the weighted average cost of interest-bearing liabilities increased at a more rapid pace, rising 58 basis points from 1.88% to 2.46% as deposits repriced to higher rates.

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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
ViewPoint Bank
May 31, 2006
Page Four

Table 2
Selected Operating Performance Data
For the Three Months Ended March 31, 2005 and 2006
(Dollars in Thousands and Ratios in Annualized Percent)

	Three Months Ended March 31,
	2006	2005
Total interest income	$16,577	$15,364
Total interest expense	6,815	5,232
Net interest income	9,762	10,132
Provision for loan losses	370	1,191
Net interest income after provision	9,392	8,941

Total noninterest income	5,629	6,706
Total noninterest expense	14,596	13,701

Income before taxes	425	1,946
Income tax expense (benefit)	(5,958)	--
Net income	$ 6,383	$ 1,946

Return on average assets	1.78%	0.55%
Return on average equity	23.32%	7.46%
Return on average assets (fully tax-effected)	0.08%	0.35%
Return on average equity (fully tax-effected)	1.00%	4.70%
Net interest spread	2.53%	2.86%
Net interest margin	2.94%	3.12%
Noninterest expense to average assets	4.07%	3.90%

              The Bank's provision for loan losses decreased from $1.2 million in the March 2005 quarter to $370,000 for the March 2006 quarter. The decline in the provision was related chiefly to a continued decrease in the amount of indirect automobile loans outstanding. Additionally, the Bank indicated that improved underwriting standards have led to a decrease in nonperforming indirect automobile loans. The annualized ratio of net charge-offs to average loans decreased from 0.69% in the March 2005 quarter to 0.30% for the March 2006 quarter. The ratio of nonperforming loans to total gross loans declined from 0.43% at December 31, 2005 to 0.29% at March 31, 2006. Correspondingly, the ratio of nonperforming assets to total assets decreased from 0.36% at December 31, 2005 to 0.25% at March 31, 2006.

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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
ViewPoint Bank
May 31, 2006
Page Five

              ViewPoint's total noninterest income declined $1.1 million to $5.6 million for the quarter ended March 31, 2006 from $6.7 million for the quarter ended March 31, 2005, representing a decrease of 16.1%. The overall decrease in noninterest income was primarily due to income of $644,000 associated with the one-time payment received from the Bank's membership interest in the Pulse ATM network following its sale during the first quarter of 2005, a decline in title fee income of $105,000 due to reduced activity, and a decline in insufficient fund fees assessed on checking accounts of $273,000 due to reduced check writing as more customers use their debit cards for purchases, consistent with the nationwide trend. Management of the Bank is currently undertaking a review of its service charge and fee structure and exploring opportunities to increase fee revenue.

              The Bank's total noninterest expense increased $895,000, or 6.5%, to $14.6 million for the quarter ended March 31, 2006 compared to $13.7 million for the quarter ended March 31, 2005. The increase in noninterest expense was primarily due to an increase of $838,000 in salaries and employee benefits. The increase was primarily related to personnel increases in the Bank's accounting, compliance, and lending areas, as well as merit increases. The Bank's annualized ratio of noninterest expense to average assets increased from 3.90% for the March 2005 quarter to 4.07% for the March 2006 quarter.

              ViewPoint's management is completing an efficiency study to improve overall operating results and effectiveness through expense reductions and increased revenue opportunities. As part of this plan, 62 positions were eliminated within the Bank in April and May 2006. The staffing reductions are anticipated to result in annualized savings of $1.9 million. Severance agreements totaling approximately $124,000 will be paid throughout a period ending August 2006.

              ViewPoint's pre-tax earnings amounted to $425,000 for the March 2006 quarter. The Bank incurred income tax expense of $150,000 on its pre-tax profits. As discussed previously, the Bank also recognized an income tax benefit of $6.1 million related to the deferred tax benefit. As a result, the Bank's resulting income tax benefit of $6.0 million increased net income to $6.4 million for the first quarter of 2006.

              For the quarter ended March 31, 2006, the Bank's return on average assets ("ROA") and return on average equity ("ROE") measured 1.78% and 23.32%, respectively, on an annualized basis. Excluding the income tax benefit of $6.1 million, the Bank's adjusted ROA and ROE were 0.08% and 1.00%, respectively, on an annualized basis.

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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
ViewPoint Bank
May 31, 2006
Page Six

Comparative Group: Recent Financial Comparisons

              Exhibits 5 and 6 summarize recent financial comparisons of ViewPoint with the Comparative Group as of for the latest twelve months ("LTM") available ended March 31, 2006. Similar to the peer group analysis conducted in our prior Appraisal, the Bank continues to be characterized by lower profitability. The Bank's ROA measured 0.50% for the LTM period, trailing the Comparative Group average of 0.69%. ViewPoint's ROA was 0.19% for the LTM period ended December 31, 2005. The Bank's increased ROA for the recent LTM period was related to recognition of the substantial income tax benefit. On a normalized tax-effected basis and excluding the impact of the income tax benefit, the Bank's core ROA and ROE ratios for the recent LTM period were 0.09% and 1.21%, respectively. In contrast, the Comparative Group core ROA and ROE averages were 0.61% and 4.00%, respectively.

              The Bank's lower profitability versus the Comparative Group is attributable to its higher noninterest expense ratio, which is only offset partially by its higher net interest margin and noninterest income ratio. ViewPoint's noninterest expense ratio measured 4.04% of average assets for the recent LTM period, surpassing the Comparative Group average of 2.28%. The Bank's net interest margin of 3.09% was moderately higher than the Comparative Group average of 2.81%, and its noninterest income ratio of 1.64% exceeded the Comparative Group average of 0.56%.

              The Bank's ratio of nonperforming assets was 0.25% of total assets, and positioned higher than the Comparative Group average. The Bank's nonperforming asset ratio declined from 0.36% at December 31, 2005, but continues to reflect the higher risk profile characteristics of its concentrated consumer loan portfolio. ViewPoint's balance sheet growth rates also continue to trail the Comparative Group averages, although the Bank's asset and deposit growth increased during the recent quarter as compared to prior periods.

Comparative Group: Recent Stock Price Performance

              Since our prior Appraisal, trading market prices of thrift stocks have generally exhibited flat movement. Exhibit 7 summarizes the net change of the Comparative Group's stock prices and selected market index performances between March 31, 2006 and May 31, 2006. Overall, the Comparative Group posted an average price change of positive 2.5% and median price change of 0.0% over the observed nine-week period. Five of the eleven Comparative Group companies posted net stock price gains, while five others registered net price declines and one member was unchanged. The SNL Thrift Index of all publicly traded thrift institutions rose by 3.4% over the observed period. The SNL Thrift Index is market-weighted and was influenced by the upward price movement of Golden West Financial Corporation, which is the nation's second

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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
ViewPoint Bank
May 31, 2006
Page Seven

largest public thrift and is being acquired by Wachovia Corporation in a merger that was announced in early May 2006. Most other thrift stock indexes did not perform as well as the overall SNL Thrift Index during this period. The SNL $1-$5 Billion-Asset Thrift Index was down 2.6% and the SNL MHC Thrift Index was up slightly 0.7%. Since our previous Appraisal, the broader market was down 1.9% as reflected by the Standard & Poor's 500 Stock Index declining from 1,294.8 at March 31, 2006 to 1,270.1 as of May 31, 2006.

              As mirrored by the mixed stock price performance of the Comparative Group, stock market conditions for financial issues remain unsettled. The broader market continues to show volatility as conflicting reports on the economy's strength gives little direction to investors. Furthermore, the unpredictability of the market is related to differing views and uncertainty surrounding the Federal Reserve Board's next few monetary policy decisions. Though continued market strength is possible over the short-term as investors may become overly optimistic about a pause in the Federal Reserve's current tightening cycle, investor sentiment remains more cautious over the longer-term. The lagged impact of still high energy prices and the downward trend in new and existing home sales provide some indication that consumer spending may be dampening. However, consumer spending and the economy in general have proven very resilient in the current business cycle.

Recent Thrift Conversion Activity

              Exhibit 8 provides a summary of recent first-stage MHC stock offerings completed from 2004 to 2006 year-to-date. As shown in Exhibit 8, the fully converted price-to-book value ratios for the first-stage offerings completed in 2005 and 2006 averaged 82.4%. Since our prior Appraisal, two first-stage MHC offerings were completed. Lake Shore Bancorp, Inc. (Dunkirk, New York) completed its offering on April 4, 2006 at a pro forma price-to-book ratio of 81.3% and is up 0.5% from its initial public offering ("IPO") price. Lake Shore Bancorp is a traditional thrift institution based in western New York with total assets of $333.7 million. Mutual Federal Bancorp, Inc. (Chicago, Illinois) completed its offering on April 6, 2006 at a pro forma price-to-book ratio of 74.6% and is up 10.0% from its IPO price. Mutual Federal Bancorp is a highly profitable and strongly capitalized thrift with total assets of $64.5 million.

              Both of the these recent IPO issues continued the sustained trend of a restrained after-market performance during initial trading for first-stage MHC stock offerings over the past eighteen months. For the 22 first-stage MHC stock offerings completed in 2005 and 2006 year-to-date, the after-market performance averaged a gain of 4.5% after one week of trading and 3.9% after one month of trading. Four of these offerings exhibited closing prices at May 31, 2006 below their IPO pricing levels and another four reflected net positive price gains of below 5.0%.

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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
ViewPoint Bank
May 31, 2006
Page Eight

Valuation Review and Analysis

              Since our prior Appraisal, ViewPoint reported quarterly earnings of $6.4 million for the three months ended March 31, 2006. The profitable results were attributable almost entirely to an income tax benefit of $6.1 million related to the Bank's change to a taxable charter status. Absent the income tax benefit, the Bank would have reported net income of $275,000. The Bank's adjusted earnings level of $275,000 compared unfavorably to the tax-effected earnings of $1.2 million for the corresponding quarter one year ago. The downward earnings trend exhibited by the Bank reflects a narrowing of its net interest margin and continued increase in its operating expense ratio. On an end-of-period basis, the Bank's net interest spread measured 2.40% at March 31, 2006 as compared to 2.78% at December 31, 2005 and 2.82% at March 31, 2005. Over the near term, these fundamental earnings trends are expected to persist in the current interest rate environment as the Bank continues its operating diversification and shift in lending emphasis.

              Although its core earnings profitability experienced a downturn, the Bank's total equity increased from $101.2 million at December 31, 2005 to $107.5 million at March 31, 2006 due to the income tax benefit. However, for regulatory capital purposes, most of the related deferred tax asset is not includable in Tier 1 core capital. The Bank's Tier 1 core capital increased moderately from $102.4 million at December 31, 2005 to $103.2 million at March 31, 2006. In relationship to adjusted total assets, the Bank's Tier 1 core capital ratio actually declined from 7.15% at December 31, 2005 to 6.92% at March 31, 2006 due to the increased asset base.

              As a result of the Bank's increased equity position, we believe that it is appropriate from a relative valuation standpoint to increase the Bank's pro forma market valuation and maintain a comparable discount to the Comparative Group on a price-to-book basis as established in our prior Appraisal. Also, as noted in our prior Appraisal, because of the Bank's unusually low level of core earnings, the price-to-earnings valuation metric is rendered less useful in determining the Bank's pro forma valuation. Therefore, it is our opinion that the Bank's pro forma midpoint valuation should be increased by $10.0 million, or from $185.0 million to $195.0 million. On a pro forma fully converted basis, the $195.0 million midpoint reflects a price-to-book ratio of 70.8% based on financial data as of March 31, 2006. The resulting valuation range indicates a minimum of $165.8 million, a maximum of $224.3 million, and an adjusted maximum of $257.9 million. The updated maximum and adjusted maximum valuation levels reflect pro forma price-to-book ratios of 74.5% and 78.1%, respectively.

              Exhibit 9 provides the pro forma valuation ratios of the Comparative Group on a fully converted basis as of May 31, 2006. The valuation ratios for the Comparative Group companies have been computed based on the following assumptions: (i) all shares owned by the MHC are sold at the current stock price; (ii) the gross proceeds are adjusted to reflect estimated offering

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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
ViewPoint Bank
May 31, 2006
Page Nine

expenses equivalent to 2.0% of the gross offering; (iii) stock benefit plans in the form of the employee stock ownership plan and restricted stock plan are assumed to purchase 8.0% and 4.0%, respectively, of the stock offering; and (iv) net proceeds are assumed to be reinvested at the one-year Treasury yield and earnings are adjusted for the impact of the stock benefit plans.

              Exhibit 10 compares the fully converted pro forma valuation ratios of ViewPoint, based on the assumptions and pro forma calculations in Exhibits 11 to 14, to the fully converted ratios of the Comparative Group. At the revised adjusted maximum of $257.9 million on a fully converted basis, ViewPoint is valued at 78.1% of pro forma book value. The Bank's 78.1% price-to-book ratio reflects a 19.8% discount to the corresponding Comparative Group average of 97.3%. Similarly, the Bank's 78.1% price-to-tangible book ratio is discounted 20.9% to the Comparative Group average of 97.8%. Based on a normalized fully tax-effected basis, the Bank's pro forma price-to-LTM earnings multiple of 62.5x at the updated adjusted maximum valuation is skewed above the Comparative Group average of 31.3x due to the Bank's low earnings base.

              Exhibit 15 compares the updated pro forma valuation ratios of ViewPoint on the MHC Stock Offering basis, assuming a sale of 45.0% of its common stock, with the currently reported valuation ratios of the Comparative Group. At the Bank's adjusted maximum valuation, the resulting price-to-book value ratio of 124.8% is positioned below the Comparative Group average of 204.1%. Correspondingly, the Bank's price-to-tangible book ratio of 124.8% is positioned below the corresponding Comparative Group average of 194.1%. Exhibit 16 outlines the assumptions underlying the Bank's MHC Stock Offering and Exhibit 17 shows the MHC Stock Offering range and pro forma financial data.

              Exhibit 17 reflects the comparative valuation discounts and premiums of ViewPoint's valuation range on the MHC Stock Offering basis with the reported trading valuation ratios of the Comparative Group. Exhibit 18 contains financial performance and market price information for the universe of all public thrifts traded on the New York, American, and NASDAQ National Market stock exchanges.

Valuation Conclusion

              It is our opinion that, as of May 31, 2006, the aggregate estimated pro forma market value of the Bank on a fully converted basis was within the valuation range of $165,750,000 to $224,250,000 with a midpoint of $195,000,000. The valuation range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $257,887,500.

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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
ViewPoint Bank
May 31, 2006
Page Ten

              As part of the MHC Stock Offering, the Bank will offer common stock equal to 45.0% of the aggregate pro forma market value for sale in a subscription and community offering. Thus, assuming an offering price of $10.00 per share of common stock, the Bank will offer for sale a minimum of 7,458,750 shares, a midpoint of 8,775,000 shares, a maximum of 10,091,250 shares, and an adjusted maximum of 11,604,938 shares. The aggregate pro forma market value of the common stock sold in the MHC Stock Offering will range from $74,587,500 at the minimum and $87,750,000 at the midpoint to $100,912,500 at the maximum and $116,049,375 at the adjusted maximum.

Respectfully submitted,

FELDMAN FINANCIAL ADVISORS, INC.

/s/ Trent R. Feldman By: Trent R. Feldman President /s/ Peter W. L. Williams By: Peter W. L. Williams Principal

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 1
Consolidated Balance Sheets
As of December 31, 2004 and 2005 and March 31, 2006
(Dollars in Thousands)

	March 31, 2006	Deember 31,
		2005	2006
ASSETS
Cash and due from banks	$ 35,774	$ 42,590	$ 35,135
Short-term interest-bearing deposits	155,125	82,923	94,464
Certificates of deposit	10,000	11,000	16,000
Securities available for sale	135,634	101,860	26,222
Securities held to maturity	36,456	41,962	63,429
Loans held for sale	5,853	2,306	3,238
Loans, net of allowance	1,042,313	1,073,167	1,086,448
Federal Home Loan Bank stock	3,727	3,958	4,481
Mortgage servicing rights	1,991	2,068	2,254
Foreclosed assets, net	768	519	1,116
Premises and equipment, net	44,481	44,687	46,822
NCUSIF deposit	--	10,424	9,783
Membership capital acct. at corp. credit union	1,000	1,000	1,000
Accrued interest receivable	5,013	5,010	4,033
Other assets	16,395	4,588	5,596
Total Assets	$1,494,530	$1,428,062	$1,400,021

Liabilities and Equity
Deposits:
Noninterest-bearing	$ 220,571	$ 199,264	$ 174,183
Interest-bearing demand	102,752	106,604	115,332
Savings and money market	781,039	760,442	748,573
Time	217,069	195,304	190,911
Total deposits	1,321,431	1,261,614	1,228,999

Federal Home Loan Bank advances	47,583	47,680	57,545
Other liabilities	17,976	17,587	14,046
Total liabilities	1,386,990	1,326,881	1,300,590

Regular reserve	--	35,786	35,786
Retained earnings	108,796	66,627	63,903
Accumulated other comprehensive income (loss)	(1,256)	(1,232)	(258)
Total equity	107,540	101,181	99,431
Total Liabilities and Equity	$1,494,530	$1,428,062	$1,400,021

Source: ViewPoint Bank, consolidated financial statements.

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 2
Loan Portfolio
As of December 31, 2005 and March 31, 2006
(Dollars in Thousands)

	March 31, 2006	Dec. 31, 2005
Mortgage loans:
One-to-four family	$ 273,649	$ 271,924
Commercial	118,421	99,334
Home equity	87,220	85,365
Total mortgage loans	479,290	456,623

Automobile indirect loans	329,232	364,046
Automobile direct loans	184,715	196,254
Government-guaranteed student loans	6,184	5,751
Commercial non-mortgage loans	8,941	8,813
Lines of credit, unsecured	23,418	28,804
Other consumer loans, secured	10,714	12,512
Total gross loans	1,042,494	1,072,803

Deferred net loan origination costs	7,104	8,061
Allowance for loan losses	(7,286)	(7,697)

Total net loans	$1,042,313	$1,073,167

Source: ViewPoint Bank, consolidated financial statements.

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 3
Consolidated Income Statements
For the Three Months Ended March 31, 2005 and 2006
(Dollars in Thousands)

	Three Months Ended March 31,
	2006	2005
Total interest income	$16,577	$15,364
Total interest expense	6,815	5,232
Net interest income	9,762	10,132

Provision for loan losses	370	1,191
Net interest income after provision	9,392	8,941

Service charges and fees	4,836	5,214
Brokerage fees	141	125
Gain on sale of membership interests	--	644
Net gains on sales of loans	51	631
Title fee income	97	466
Other	504	427
Total noninterest income	5,629	6,706

Salaries and employee benefits	8,661	7,823
Advertising and marketing	647	554
Occupancy and equipment	1,346	1,325
Outside professional services	69	74
Data processing	1,075	1,111
Office operations	1,671	1,615
Charter conversion costs	101	307
Deposit processing charges	213	281
Other operating expenses	813	611
Total noninterest expense	14,596	13,701

Income before income tax expense	425	1,946
Income tax expense (benefit)	(5,958)	--
Net income	$ 6,383	$ 1,946

Source: ViewPoint Bank, consolidated financial statements.

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 4
Consolidated Income Statements
For the Years Ended December 31, 2003 to 2005
(Dollars in Thousands)

	Year Ended December 31,
	2005	2004	2004
Total interest income	$64,421	$59,428	$61,466
Total interest expense	23,342	18,285	19,558
Net interest income	41,079	41,143	41,908

Provision for loan losses	6,120	6,199	8,046
Net interest income after provision	34,959	34,944	33,862

Service charges and fees	20,359	21,693	16,939
Brokerage fees	548	583	510
Gain on sale of membership interests	855	--	--
Net gains on sales of loans	351	631	2,122
Title fee income	524	466	1,120
Other	1,848	1,349	1,473
Total noninterest income	24,485	24,722	22,164

Salaries and employee benefits	31,654	28,870	25,845
Advertising and marketing	2,517	2,844	2,217
Occupancy and equipment	5,402	5,194	4,700
Outside professional services	322	255	354
Data processing	4,453	3,845	3,384
Office operations	6,540	6,251	6,342
Charter conversion costs	1,137	149	--
Deposit processing charges	1,207	904	625
Other operating expenses	3,488	2,338	2,616
Total noninterest expense	56,720	50,650	46,083

Net income	$ 2,724	$ 9,016	$ 9,943

Source: ViewPoint Bank, consolidated financial statements.

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit 5]

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit 6]

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit 7]

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit 8]

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit 9]

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit 10]

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 11
Pro Forma Assumptions for Fully Converted Valuation

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.
2.	The net offering proceeds are invested to yield a return of 4.82%, which represented the yield on one-year U.S. Treasury securities at March 31, 2006. The effective income tax rate was assumed to be 37.0%, resulting in a net after-tax yield of 3.04%.

3.	It is assumed that 8.0% of the shares offered for sale at the initial offering price will be acquired by the Bank's employee stock ownership plan ("ESOP"). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a ten-year loan period. No reinvestment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that 4.0% of the shares offered for sale at the initial offering price will be acquired by the Bank's restricted stock plan ("RSP"). Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the RSP.

5.	Fixed offering expenses are estimated at $1.75 million.
6.	Marketing fees for the stock offering are estimated at 1.00% of the amount of stock sold in the offering, excluding stock purchased by the ESOP and an estimated aggregate amount of $2.2 million in stock purchased by directors, officers, and employees or members of their immediate families.

7.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.
8.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit 12]

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit 13]

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit 14]

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit 15]

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FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 16
Pro Forma Assumptions for MHC Stock Offering

1.	The aggregate common stock sold in the stock offering will amount to 45.0% of total shares outstanding. The remaining 55.0% of common stock will be owned by ViewPoint MHC.
2.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period. The Bank's equity capital is reduced by $250,000 to fund capitalization of ViewPoint MHC.
3.	The net offering proceeds are invested to yield a return of 4.82%, which represented the yield on one-year U.S. Treasury securities at March 31, 2006. The effective income tax rate was assumed to be 37.0%, resulting in a net after-tax yield of 3.04%.

4.	It is assumed that 3.60% of total shares outstanding (or 8.00% of the shares offered for sale) will be acquired by the Bank's employee stock ownership plan ("ESOP"). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a ten-year loan period. No reinvestment is assumed on proceeds used to fund the ESOP.

5.	It is assumed that 1.80% of total shares outstanding (or 4.00% of the shares offered for sale) will be acquired by the Bank's restricted stock plan ("RSP"). Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the RSP.

6.	It is assumed that an additional 4.50% of the total shares outstanding (or 10.00% of the shares offered for sale) will be reserved for issuance by the Bank's stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $2.57 per share. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period, 30% of the options granted were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period.

7.	Fixed offering expenses are estimated at $1.75 million. Marketing fees for the stock offering are estimated at 1.00% of the amount of stock sold in the offering, excluding stock purchased by the ESOP and an estimated aggregate amount of $2.2 million in stock purchased by directors, officers, and employees or members of their immediate families.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.
9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.
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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit 17]

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit 18]

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FELDMAN FINANCIAL ADVISORS, INC.

[Exhibit 19]

End.